MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CELLVINE LTD

WI-TRON, INC., AND

WI-TRON ACQUISITION LTD

Dated as of May 16, 2008

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4.19	Obligations of Management	25
4.20	Obligations to Related Parties	25
4.21	Insurance	25
4.22	Environmental and Safety Laws	25
4.23	OCS	26
4.24	Disclosure	26

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		26
5.1	Organization and Standing	26
5.2	Corporate Consents	26
5.3	Corporate Power	27
5.4	Authorization	27
5.5	Authorized Securities	27
5.6	Subsidiaries	27
5.7	Capitalization	28
5.8	Compliance with and Status under Securities Laws.	28
5.9	Absence of Certain Changes or Events	30
5.10	Internal Controls	30
5.11	Material Agreements	30
5.12	Intellectual Property.	31
5.13	Title to Properties and Assets; Liens	32
5.14	Compliance with Other Instruments and Laws	32
5.15	Litigation	32
5.16	Governmental or Third Party Consents	33
5.17	Permits	33
5.18	Brokers or Finders	33
5.19	Tax Returns and Payments	34
5.20	Employees	34
5.21	Employee Benefit Plans.	35
5.22	Related Parties	36
5.23	Insurance	36
5.24	Environmental and Safety Laws	36
5.25	No Assets; No Liabilities	36
5.26	Application of Takeover Protections	37
5.27	Disclosure	37
5.28	Operations of Merger Sub	37
5.29	Trading Matters	37
5.30	Foreign Corrupt Practices	37
5.31	OFAC	37
5.32	Patriot Act	38

ARTICLE VI ADDITIONAL AGREEMENTS		38
6.1	Confidentiality and Announcements	38
6.2	Tax Free Exchange for U.S. Federal Income Tax Purposes	38
6.3	Merger Proposal, Notice and Actions by Companies Registrar.	39
6.4	Cellvine Merger General Meetings.	39

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6.5	Israeli Income Tax Rulings and Israeli Tax Withholding.	40
6.6	Israeli Antitrust, Investment Center and OCS Compliance	41
6.7	Transaction Reporting	42
6.8	Notices and other Filings From or to Governmental Authorities	42
6.9	Parent Directors	43
6.10	Indemnification and D&O Insurance.	43
6.11	Other Insurance Matters	44
6.12	Covenants Relating To Conduct Of Business	44
6.13	Access to Parent and Merger Sub	44
6.14	Access to Cellvine	44
6.15	Confidentiality	44
6.16	Parent Information Statement and Parent Shareholder Action By Written Consent	45
6.17	Prohibited Actions Pending Closing	45
6.18	Termination and Execution of Employment Agreements	46
6.19	Further Assurances	46
6.20	Lock-up Agreements	47
6.21	Parent Liabilities	47
6.22	Rights to Parent Securities	47
6.23	Internal Controls	47
6.24	Notices and Consents	47
6.25	No Additional Representations or Warranties	47

ARTICLE VII CONDITIONS PRECEDENT TO THE CLOSING		48
7.1	Conditions Precedent to Each Party’s Obligation to Effect the Merger	48
7.2	Conditions Precedent to Obligations of Parent and Merger Sub	48
7.3	Conditions Precedent to Obligations of Cellvine	49
7.4	Post-Closing Events	52
7.5	Waiver of Conditions	52

ARTICLE VIII TERMINATION		52
8.1	Termination	52
8.2	Liability	53

ARTICLE IX INDEMNIFICATION		53
9.1	Survival	53
9.2	Indemnification	53
9.3	Holdback; Limitation of Liability	53
9.4	Satisfaction of Parent Indemnification	54
9.5	Sole Remedy; Limitation of Damages; Basket	54
9.6	Right to Indemnification Not Affected by Knowledge or Waiver	55

ARTICLE X MISCELLANEOUS		55
10.1	Successors and Assigns	55
10.2	Counterparts	55
10.3	Facsimile	55
10.4	Captions and Headings	55

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10.5	Notices	55
10.6	Amendments and Waivers	56
10.7	Enforceability; Severability	56
10.8	Governing Law	57
10.9	Waiver of Jury Trial	57
10.10	No Third Party Beneficiaries	57
10.11	Entire Agreement	57
10.12	Delays or Omissions	57
10.13	Expenses	58
10.14	Schedules, Exhibits and Schedule of Exceptions	58

-iv-

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is entered into as of May 16, 2008, among CELLVINE LTD, an Israeli corporation (“Cellvine”), WI-TRON, INC., a Delaware corporation (“Parent”), and WI-TRON ACQUISITION LTD, an Israeli corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, each of the Boards of Directors of Cellvine, Parent and Merger Sub have, pursuant to the laws of their respective country or state of incorporation, approved this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into Cellvine (the “Merger”), and the Boards of Directors of each of Cellvine, Parent and Merger Sub have declared that this Agreement is advisable, fair and in the best interests of their respective shareholders and approved the Merger upon the terms and subject to the conditions set forth herein in accordance with the DGCL and the Israel Companies Law (as each is hereafter defined) and the Board of Directors of each of Merger Sub and Cellvine have determined that considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company (as hereinafter defined) will be unable to fulfill its obligations to its creditors;

WHEREAS, immediately prior to Closing (as defined below), Parent intends to raise, by way of a registration or prospectus-exempt private placement financing, not less than $3 million by issuance of equity securities of Parent on substantially the same terms as set forth on Exhibit A (the “Financing”);

WHEREAS, the parties to this Agreement intend that the Merger will qualify as a reorganization pursuant to the U.S. Internal Revenue Code of 1986, as amended (the “Code”) Section 368(a)(1)(A) and a tax-free merger event under the Israeli Income Tax Ordinance and the parties have agreed not to take actions that would cause the Merger not to qualify as such a reorganization or tax-free merger; and

WHEREAS, Parent, Merger Sub and Cellvine desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger; and

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including the representations, warranties, covenants and agreements of the parties, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1  Definitions.

“102 Eligible Taxpayer” shall have the meaning set forth in Section 6.5(a).

“Affiliate” shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person. As used in this definition, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Amended Articles” shall have the meaning set forth in Section 2.5(a).

“AMEX” shall mean the American Stock Exchange.

“Articles” shall have the meaning set forth in Section 2.5(a).

“Cellvine Confidentiality Agreement” shall have the meaning set forth in Section 4.9(b).

“Cellvine Confidentiality Undertaking” shall have the meaning set forth in Section 4.9(b).

“Cellvine Employee Benefit Plans” shall mean all Employee Benefit Plans with respect to which Cellvine or any Affiliate of Cellvine has any obligation or liability, contingent or otherwise.

“Cellvine Escrowed Securities” shall have the meaning set forth in Section 9.3.

“Cellvine Financial Statements” shall have the meaning set forth in Section 4.6.

“Cellvine General Meeting” shall have the meaning set forth in Section 6.3(a).

“Cellvine Indemnitees” shall have the meaning set forth in Section 6.10(a).

“Cellvine Intellectual Property” shall have the meaning set forth in Section 4.9.

“Cellvine Lock-up Agreements” shall have the meaning set forth in Section 6.20(a).

“Cellvine Material Agreement” shall have the meaning set forth in Section 4.8.

“Cellvine Merger Proposal” shall have the meaning set forth in Section 6.3(a).

“Cellvine Optionholder” shall mean a Person who holds any Cellvine Options.

“Cellvine Options” shall have the meaning set forth in Section 3.2(b).

“Cellvine Option Plan” shall mean the Cellvine 2004 Option Plan.

“Cellvine Ordinary Shares” shall mean the ordinary shares of Cellvine, NIS 0.01 par value per share.

“Cellvine Preferred A Shares” shall mean the Series A Preferred Shares of Cellvine, par value NIS 0.01 per share.

“Cellvine Preferred B Shares” shall mean the Series B Preferred Shares of Cellvine, par value NIS 0.01 per share.

“Cellvine Preferred C-1 Shares” shall mean the Series C-1 Preferred Shares of Cellvine, par value NIS 0.01 per share.

“Cellvine Preferred C-2 Shares” shall mean the Series C-2 Preferred Shares of Cellvine, par value NIS 0.01 per share.

“Cellvine Preferred C-3(1) Shares” shall mean the Series C-3(1) Preferred Shares of Cellvine, par value NIS 0.01 per share.

“Cellvine Preferred C-3(2) Shares” shall mean the Series C-3(2) Preferred Shares of Cellvine, par value NIS 0.01 per share.

“Cellvine Preferred C-4 Shares” shall mean the Series C-4 Preferred Shares of Cellvine, par value NIS 0.01 per share.

“Cellvine Preferred D Shares” shall mean the Series D Preferred Shares of Cellvine, par value NIS $0.01 per share.

“Cellvine Preferred Stock” shall mean the Cellvine Preferred A Shares, the Cellvine Preferred B Shares, the Cellvine Preferred C-1 Shares, the Cellvine Preferred C-2 Shares, the Cellvine Preferred C-3(1) Shares, the Cellvine Preferred C-3(2) Shares, the Cellvine Preferred C-4 Shares and the Cellvine Preferred D Shares.

“Cellvine Securities” shall mean collectively the Cellvine Shares, the Cellvine Options and the Cellvine Warrants.

“Cellvine Securityholder” shall mean a Person who holds any Cellvine Securities.

“Cellvine Shareholder” shall mean a Person who holds any Cellvine Shares.

“Cellvine Shares” shall mean the issued and outstanding Cellvine Ordinary Shares and Cellvine Preferred Stock.

“Cellvine Stock Certificate” shall have the meaning set forth in Section 3.5.

“Cellvine Warrantholder” shall mean a Person who holds any Cellvine Warrants.

“Cellvine Warrants” shall have the meaning set forth in Section 3.3.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Closing” shall mean the consummation of the Merger and the Financing as provided in Section 2.2.

“Closing Date” shall mean the date on which the Closing is completed and shall also have the meaning set forth in Section 2.2.

“Closing Escrow Agent” shall be Greenberg Traurig, P.A.

“Closing Escrow” shall have the meaning set forth in Section 7.4.

“Code” shall have the meaning set forth in the preambles to this Agreement.

“Companies Registrar” shall have the meaning set forth in Section 2.3.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.15.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Director Nominees” shall have the meaning set forth in Section 6.9.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Electing Securityholder” shall have the meaning set forth in Section 6.5(a).

“Eligible Market” shall mean the OTCBB or such other market as the shares of Parent Common Stock are traded.

“Eligible Taxpayer” shall have the meaning set forth in Section 6.5(a).

“Employee Benefit Plans” shall mean (i) all “employee benefit plans”, (ii) all employment, consulting, individual compensation and collective bargaining agreements and (iii) all other employee benefit plans, policies, agreements, or arrangements, including any bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, termination, severance, sick leave, vacation, loans, perquisites, salary continuation, health, disability, life insurance and educational assistance plans, policies, agreements or arrangements.

“Employee Contract” shall mean any written or oral contract, agreement, arrangement, policy, program, plan or practice (exclusive of any such contract which is terminable within 30 days without liability to the party terminating), directly or indirectly providing for or relating to any employment, consulting, remuneration, compensation or benefit, severance or other similar arrangement, termination of insurance coverage (including any self-insured arrangements), medical-surgical-hospital or other health benefits, workers’ compensation, disability benefits, supplemental employment benefits, vacation benefits and other forms of paid or unpaid leave, retirement benefits, tuition reimbursement, deferred compensation, savings or bonus plans, profit-sharing, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement compensation or benefit, employment guarantee or security, or limitation on right to discipline or discharge, or relating to confidentiality, nonsolicitation, ownership of inventions, noncompetition or similar items which (i) is not an Employee Benefit Plan, (ii) has been entered into or maintained, as the case may be, by a party thereto and (iii) covers any one or more employees.

“Employment Agreements” shall mean the employment agreements to be entered into by the Parent and the individuals listed on Schedule 7.3(g) hereto, substantially in the form of Exhibit E, each of which shall include new provisions regarding compensation and provide for a commitment of six (6) months employment and three (3) months required notice of termination and a release of Parent and its Affiliates from rights and claims other than those granted under the Employment Agreements.

“End Date” shall mean August 31, 2008.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) which would be treated as a single employer with Parent under Sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

“Escrow Agreement” shall have the meaning set forth in Section 9.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“Exchange Protocol” shall mean Schedule 3 describing the manner of determining (i) the number of Cellvine Securities to be exchanged for Parent Shares and (ii) the allocation of Parent Shares, Parent Assumed Options and Parent Assumed Warrants amongst the Cellvine Securityholders, respectively, as specified in Sections 3.1, 3.2 and 3.3 with the intended effect that is reflected in Section 3.4. and to be reflected in the worksheets and certified lists to be provided pursuant to the Exchange Protocol.

“Exhibits” shall mean the exhibits appended hereto and thereby made part hereof as follows:

Exhibit A – Financing Terms
Exhibit B – Cellvine Lock-up Agreements
Exhibit C – Parent Lock-up Agreements
Exhibit D – Escrow Agreement
Exhibit E – Form of Employment Agreement with Key Employees
Exhibit F – Parent By-laws

“Financing” shall have the meaning set forth in the preambles to this Agreement.

“Financing Liabilities” shall have the meaning set forth in Section 7.3(n).

“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis throughout the periods indicated, and where qualified by “Israeli” (i.e. “Israeli GAAP”) shall mean accounting principles generally accepted in Israel.

“Governmental Authority” shall mean any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality, whether Israeli, United States or otherwise.

“Hazardous Substances” shall mean any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Authority to be capable of posing a risk of injury to health, safety, property or the environment.

“Holdback” shall have the meaning set forth in Section 9.3.

“Holding Period”‘ shall have the meaning set forth in Section 6.5(a).

“Indebtedness” of any Person shall mean, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with applicable GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness and (H) all guaranties in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Insolvent” shall mean, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted.

“Intellectual Property” shall mean all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

“Investment Center” shall mean the Investment Center at the Israeli Ministry of Industry, Trade and Labor.

“Israel Companies Law” shall mean Israel Companies Law 5759-1999.

“Israeli Company Shareholder Approvals” shall have the meaning set forth in Section 7.1(a).

“Israeli Income Tax Ordinance” shall mean the Israel Income Tax Ordinance [New Version].

“Israeli Offering” shall have the meaning set forth in Section 6.8(b).

“Israeli Income Tax Ruling” shall have the meaning set forth in Section 6.5(a).

“Israeli Section 102 Tax Ruling” shall have the meaning set forth in Section 6.5(a).

“Israeli Tax Ruling” shall have the meaning set forth in Section 6.5.

“Law” shall mean any law, statute, rule, regulation, judgment, decree, order, ordinance, code, regulation, arbitration award, grant, franchise, permit and license or other legally enforceable requirement of or by any Governmental Authority, whether Israeli, United States or otherwise.

“Letter of Transmittal” shall mean a letter of transmittal in such form as reasonably presented to the Cellvine Shareholder by Parent a reasonable amount of time prior to the Effective Time.

“Liability” shall mean any debt, liability or obligation, whether known or unknown, asserted or unasserted, accrued, absolute, fixed, contingent or otherwise or whether due to or to become due.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any lien or charge arising by Law.

“Losses” shall have the meaning set forth in Section 9.2(a).

“Material Adverse Effect” shall mean, with respect to a specific party, a change (or effect) in the condition (financial or otherwise), properties, assets, liabilities, rights, operations, business, or prospects of such party, which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, operations, business or prospects.

“Merger” shall have the meaning set forth in the preambles of this Agreement.

“Merger Sub Articles” shall have the meaning set forth in Section 5.1.

“Merger Sub General Meeting” shall have the meaning set forth in Section 6.3(a).

“Non-102 Eligible Taxpayer” shall have the meaning set forth in Section 6.5(a).

“Non-Electing Non-102 Holders” shall have the meaning set forth in Section 6.5(c).

“OCS” shall mean the Office of the Chief Scientist of the Israel Ministry of Industry, Trade and Labor.

“OTCBB” shall mean the Over-the-Counter Bulletin Board.

“Parent Assumed Options” shall have the meaning set forth in Section 3.2(b).

“Parent Assumed Warrants” shall mean all issued and outstanding Cellvine Warrants assumed by Parent and exercisable for Parent Shares, in accordance with the Exchange Protocol as described in Section 3.3.

“Parent By-laws” shall mean the by-laws of the Parent, as amended.

“Parent Certificate” shall mean the Certificate of Incorporation of Parent, as amended.

“Parent Common Stock” shall mean Parent’s common stock, $0.0001 par value per share.

“Parent Confidentiality Agreement” shall have the meaning set forth in Section 5.12(b).

“Parent Convertible Securities” shall have the meaning set forth in Section 3.4.

“Parent Employee Benefit Plans” shall mean all Employee Benefit Plans with respect to which Parent or any ERISA Affiliate of Parent has any obligation or liability, contingent or otherwise.

“Parent Financial Statements” shall have the meaning set forth in Section 5.8(c).

“Parent Incentive Compensation Plan” shall mean, prior to Closing, the Parent Incentive Compensation Plan as to be proposed by Cellvine to be in effect at Closing.

“Parent Intellectual Property” shall have the meaning set forth in Section 5.12(a).

“Parent Liability Limitation” shall have the meaning set forth in Section 9.4.

“Parent Lock-up Agreements” shall have the meaning set forth in Section 6.20(b).

“Parent Material Agreement” shall have the meaning set forth in Section 5.11.

“Parent Optionholder” shall mean a Person who holds any Parent Options.

“Parent Options” shall mean the outstanding and unexercised options to purchase shares of Parent Common Stock.

“Parent Preferred Shares” shall have the meaning set forth in Section 5.7(a).

“Parent SEC Reports” shall have the meaning set forth in Section 5.8(a).

“Parent Securities” shall mean collectively the Parent Shares and any outstanding Parent Convertible Securities.

“Parent Securities Reports” shall have the meaning set forth in Section 5.8(a).

“Parent Securityholder” shall mean a Person who holds any Parent Securities.

“Parent Shares” shall mean the shares of Parent Common Stock, as constituted immediately prior to the Merger being consummated but after the reverse-split of such shares on a one for 120 basis after the date hereof.

“Parent Shareholder” shall mean a Person who holds any Parent Shares.

“Parent Warrantholder” shall mean a Person who holds any Parent Warrants.

“Parent Warrants” shall mean the outstanding and unexercised warrants to purchase shares of Parent Common Stock.

“Permitted Lien” shall mean (i) Liens for current taxes not yet due and payable, and provided for on the applicable financial statements, and (ii) de minimis Liens and defects in title which do not in any case, individually or in the aggregate, materially detract from the value, continued ownership, use or operation of the property subject thereto or materially impair business operations, and that have not arisen other than in the ordinary course of business.

“Person” shall mean all natural persons, corporations, business trusts, associations, unincorporated organizations, limited liability companies, partnerships, joint ventures and other entities and Governmental Authorities or any department or agency thereof.

“Proceeding” shall mean an action, claim, suit, investigation or proceeding (including, an investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing.

“Related Agreements” shall mean all instruments, agreements and other documents executed and delivered or to be executed and delivered pursuant to this Agreement.

“Related Party” with respect to any specified Person, shall mean: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 1% of the outstanding equity or ownership interests of such specified Person. For the avoidance of doubt, “Related Party”, with respect to Parent, shall include Tek Ltd.

“Schedule of Exceptions” shall mean a schedule titled as such and, for each party, signed by a representative of each party hereto, which schedule qualifies any representation made herein by such party which is less than fully correct as of the date hereof. The Schedule of Exceptions of each party shall be updated by such party as of Closing, and for such party, signed by a representative of such party and shall include any additional qualifications to any representation made by such party which is less than fully covered and shall also disclose any failure of such party to fully comply with any covenant herein, or any other disclosure deemed necessary or desirable by the party making it, and if and when the schedule is signed and accepted by each other party through its authorized representative, it shall be conclusive proof of the acceptance by the signing parties of any such qualification, disclosure and/or performance failure and acquiescence with such matters for purposes of proceeding to Closing notwithstanding.

“Schedules” shall mean the following schedules delivered by Cellvine to Parent and Parent to Cellvine pursuant to this Agreement.

Schedule	Section

List of Closing Deliveries of each of the Parties	2.2
Exchange Protocol	3
Conditions to Cellvine Authorization	4.3
Cellvine Securityholders List	4.5
Cellvine Financial Statements	4.6
Cellvine Undisclosed Liabilities	4.6(a)
Cellvine Absence of Certain Changes or Events	4.7
Cellvine Material Agreements	4.8
Cellvine Intellectual Property	4.9
Cellvine Title to Property	4.10
Cellvine Consents	4.13
Cellvine Employees and Employee Agreement Terms	4.17
Cellvine Employee Benefit Plans	4.18
Cellvine Obligations of Management	4.19
Cellvine Obligations to Related Parties	4.20
Parent Securityholders List	5.5
Parent Subsidiaries	5.6
Parent Capitalization	5.7(b)
Parent Undisclosed Liabilities	5.8
Absence of Certain Changes or Events	5.9
Parent Material Agreements	5.11
Parent Intellectual Property	5.12
Parent Confidential Information and Invention Assignment Agreements	5.12(b)
Parent Title to Property	5.13
Parent Litigation	5.15
Parent Franchises, Permits, Licenses,	5.17
Parent Tax Returns and Payments	5.19
Parent Employees and Employee Agreement Terms	5.20
Parent Employee Benefit Plans	5.21
Parent Obligations to Related Parties	5.22
Parent Assets and Liabilities	5.24

Schedule	Section

Confidentiality Agreement	6.15
Required Amendments to Parent Corporate Documents	6.17(e)
Extraordinary Payments to Parent officers, directors, employees or Parent Securityholders	6.17(j)
Terminated Employment Agreements	6.18
Cellvine Lock-up Persons	6.20(a)
Parent Lock-up Persons	6.20(b)
Cellvine Third Party Consents	7.2(d)
Parent Third Party Consents	7.3(c)
Employment Agreements	7.3(g)
Parent Resignations	7.3(k)
Parent Closing Indebtedness	7.3(n)
Parent Shareholder Rights, Agreements and Restrictions on Transfer	7.3(q)

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shell Company” shall have the meaning set forth in Section 5.8(f).

“Subsidiary” shall mean, as to any Person, any Affiliate corporation or other entity of which at least the majority of the equity or voting interests are owned, directly or indirectly, by such first Person.

“Surviving Company” shall have the meaning set forth in Section 2.1.

“Takeover Protections” shall mean any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under an entity’s charter documents or the laws of its state of incorporation.

“Tax” or “Taxes” shall include, under the Laws of the United States, Israel or any other jurisdiction, any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or any other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Triggering Event” shall have the meaning set forth in Section 6.2(b).

1.2  Construction.

(a)  The headings and captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b)  As used herein, the singular shall include the plural, the masculine and feminine genders shall include the neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c)  The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)  Unless specified to the contrary, all references herein to sections, schedules or exhibits shall be deemed to refer to Sections of and Schedules or Exhibits to this Agreement. All Exhibits and Schedules to this Agreement are integrated into this Agreement as if fully set forth herein.

(e)  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(f)  “Knowledge”, “to the knowledge”, “to the best knowledge, information and belief” or any similar phrase shall be deemed to mean that an individual or the directors or executive officers of an entity (i) is actually aware of a particular fact or matter or (ii) could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.

(g)  The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

ARTICLE II
THE MERGER

2.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3 hereof) in accordance with the provisions of the Israel Companies Law, Merger Sub shall be merged with and into Cellvine. At the Effective Time, the separate existence of Merger Sub shall cease, and Cellvine shall continue as the surviving corporation of the Merger (hereinafter sometimes referred to as the “Surviving Company”). For the purposes of the Israel Companies Law and in connection with the Merger, Cellvine shall be deemed to be the “receiving company” and Merger Sub shall be deemed to be the “target company”.

2.2  The Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig P.A., in Miami, Florida, or such other place as agreed by the parties (and with consent of the parties, concurrently in such additional places as is appropriate given the nature of the transactions), commencing at 9:00 a.m. Eastern Standard Time of the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take (i) at the Closing itself or (ii) as soon as practicable following the Closing, as set forth in Section 7.4 below) or such other date as the parties may mutually determine (the “Closing Date”). Schedule 2.2 contains a list of the certificates, securities, funds, consents, authorizations and other documents that are to be delivered by each party to the other party or parties (or to shareholders of the parties and other third parties) at or prior to Closing.

2.3  The Effective Time. The Merger shall become effective on the date and at the time that the Registrar of Companies of the State of Israel (the “Companies Registrar”) provides the Surviving Corporation with the certificate of merger (the “Certificate of Merger”) in accordance with Section 323(5) of the Israel Companies Law after receipt from Cellvine and the Merger Sub of all required notices in accordance with Part Eight, Chapter One of the Israel Companies Law, as set forth in Section 7.4 below. The time at which the Merger shall become effective as aforesaid is referred to herein as the “Effective Time”.

2.4  Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the Israel Companies Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Cellvine and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of Cellvine and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.5  Articles of Association; Directors and Officers.

(a)  Articles of Association and Memorandum of Association. Cellvine has made available to Parent the Articles of Association of Cellvine, as in effect as of the date hereof (the “Articles”). Simultaneously with the Effective Time, Parent, in its capacity as sole shareholder of the Surviving Company, shall take all necessary actions required to convert all Cellvine Preferred Stock into Cellvine Ordinary Shares and adopt Amended and Restated Articles of Association as determined by Cellvine (the “Amended Articles”) and such Amended Articles shall be the Articles of Association of the Surviving Company from and after the Effective Time until further amended in accordance with applicable law.

(b)  Directors and Officers. The directors and officers of Parent and the Surviving Company immediately after the Effective Time shall be as determined by Cellvine, in its sole discretion, and each shall hold their respective offices from and after the Effective Time until their successors shall have been elected and shall have qualified in accordance with applicable Law, or as otherwise provided in the Amended Articles of the Surviving Company, respectfully.

ARTICLE III
MANNER OF CONVERTING SECURITIES
TREATMENT OF OPTIONS AND WARRANTS

3.1  Conversion and Exchange of Shares in the Merger. Subject to the provisions of this Article III at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or any of the shareholders of any of the foregoing, the outstanding securities of Cellvine and Merger Sub shall be exchanged or assumed or cease to exist, as follows:

(a)  At the Effective Time, each ordinary share of Merger Sub that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder, cease to exist.

(b)  Each Cellvine Share issued and outstanding immediately prior to the Effective Time shall be deemed transferred to Parent in exchange for the right to receive such number of validly issued, fully paid and nonassessable Parent Shares to be calculated in accordance with the Exchange Protocol.

3.2  Cellvine Options.

(a)  Cellvine and Parent shall take any actions necessary and appropriate to cause the Cellvine Option Plan and agreements under which each Cellvine Option, as defined below, was originally granted, to be assumed by Parent effective at the Effective Time, subject to the adjustments required by Section 3.2(b). Each Cellvine Option as in effect immediately prior to the Effective Time shall continue in all respects as the corresponding Parent Assumed Option.

(b)  Subject to the provisions of Article III, at the Effective Time, each issued, outstanding and unexercised option to purchase Cellvine Shares granted under the Cellvine Option Plan or as otherwise approved by the Cellvine Board of Directors (each, a “Cellvine Option”), whether or not exercisable or vested, upon assumption by Parent as required by Section 3.2(a), shall no longer be exercisable for the purchase of Cellvine Shares, but shall be exercisable for a number of Parent Shares (rounded up to the nearest whole share) and at a price and term to expiration as determined by the Exchange Protocol (each, a “Parent Assumed Option”). Parent shall issue notice of the number of Parent Shares to which each Parent Assumed Option relates to each holder of a Cellvine Option in accordance with the Exchange Protocol.

(c)  Except to the extent required under the terms of the Cellvine Options, all restrictions or limitations on transfer and vesting with respect to Cellvine Options awarded under any plan, program or arrangement of Cellvine, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Parent Assumed Option after giving effect to the Merger.

(d)  Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon exercise of the Parent Assumed Options. Within a reasonably practicable time after the Closing Date, Parent shall file a registration statement with the SEC on Form S-8 or another comparable form, but only if available, with respect to the Parent Shares subject to such Parent Assumed Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the prospectus or prospectuses required thereby) for so long as such Parent Assumed Options remain outstanding.

3.3  Cellvine Warrants. Subject to the provisions of this Article III, at the Effective Time, pursuant to the terms of each outstanding and unexercised warrant to purchase Cellvine Shares (each, a “Cellvine Warrant”), each Cellvine Warrant shall be assumed by Parent (each, a “Parent Assumed Warrant”) and shall represent the right to acquire upon exercise thereof the number of Parent Shares and at a price and term to expiration as determined by the Exchange Protocol; provided, that the aggregate exercise price of each Cellvine Warrant shall remain unchanged. Parent shall issue each Parent Assumed Warrant to each holder of Cellvine Warrant upon surrender thereof or, if such Cellvine Warrant shall be lost, stolen or destroyed, upon receipt of an affidavit of that fact by the holder thereof and, if required by Parent, the written agreement by such Person to indemnify Parent and Surviving Company against any claim that may be made against it with respect to such Cellvine Warrant. Each Parent Assumed Warrant shall contain the terms and conditions of each Cellvine Warrant so assumed and Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon exercise of the Parent Assumed Warrant.

3.4  Intended Effect of Exchange Protocol. Collectively, all Cellvine Shares, Cellvine Options and Cellvine Warrants shall be exchanged for Parent Shares or assumed by Parent so that the number of all issued and outstanding Parent Shares, Parent Assumed Options and Parent Assumed Warrants to which the Cellvine Securityholders are collectively entitled at Closing shall equal 85% of all Parent Shares that would be issued and outstanding immediately after the Merger if all Parent Options, Parent Warrants, Parent Assumed Options and Parent Assumed Warrants were exercised and any Parent securities convertible into Parent Shares as identified in Schedule 3 (“Parent Convertible Securities”) were converted, but prior to taking into consideration the Financing. Following such actions and the Effective Time, the number of Parent Shares existing immediately prior to Closing, on a fully diluted basis (treating all Parent Options, Parent Warrants and Parent Convertible Securities on an as-exercised, as-converted basis) shall equal 15% of all Parent Shares that would be issued and outstanding immediately after the Merger, if all Parent Options, Parent Warrants, Parent Assumed Options and Parent Assumed Warrants were exercised and any Parent Convertible Securities were converted, but prior to taking into consideration the Financing.

3.5  Surrender and Exchange of Cellvine Shares. As soon as practicable after the Effective Time, upon (i) surrender of a certificate or certificates representing the Cellvine Shares that were outstanding immediately prior to the Effective Time (each a “Cellvine Stock Certificate”) to Parent (or, if such certificates shall be lost, stolen or destroyed, an affidavit of that fact by the holder thereof pursuant to Section 3.8) and (ii) delivery to Parent of an executed Letter of Transmittal, Parent shall deliver to the record holder of the Cellvine Shares surrendering such Cellvine Stock Certificate or Certificates (or affidavit of loss in lieu thereof), Parent Shares registered in the name of such shareholder representing the number of Parent Shares to which such holder is entitled under Section 3.1(b). In the event of a transfer of ownership of Cellvine Shares that is not registered in the transfer records of Cellvine, a certificate (or evidence of such securities in book-entry form) representing the proper number of whole Parent Shares may be issued to a Person other than the Person in whose name the Cellvine Stock Certificate so surrendered is registered, if, upon delivery by the holder thereof, such Cellvine Stock Certificate shall be properly endorsed with signature guaranteed by a bank, brokerage firm, attorney or notary public or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance of Parent Shares to a Person other than the registered holder of such Cellvine Stock Certificate or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable, and shall have demonstrated, to the reasonable satisfaction of Parent, that the transfer of such Cellvine Shares to the requesting person was accomplished in conformity with all applicable Laws and with any other agreements restricting the transfer of the Cellvine Shares to which such Cellvine Shares are subject. As of the Effective Time, each Cellvine Share issued and outstanding immediately prior to the Effective Time shall be deemed transferred to Parent and each certificate or certificates evidencing such shares shall until surrendered, be deemed to represent in the hands of the former Cellvine Shareholder only the right to receive upon surrender, as aforesaid, the consideration specified in Section 3.1(b).

3.6  Cellvine Transfer Books; No Further Ownership Rights in Cellvine Shares, Options or Warrants. All Parent Shares, Parent Assumed Options and Parent Assumed Warrants issued upon the surrender for exchange of Cellvine Stock Certificates, Cellvine Options or Cellvine Warrants in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Cellvine Shares, Cellvine Options or Cellvine Warrants previously represented by such Cellvine Stock Certificates, Cellvine Option agreements or Cellvine Warrant agreements. At the Effective Time, the share transfer books of Cellvine shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of Surviving Company of the Cellvine Shares, Cellvine Options or Cellvine Warrants that were outstanding immediately prior to the Effective Time. Except as otherwise provided for herein or by applicable Law, from and after the Effective Time, the holders of Cellvine Stock Certificates, Cellvine Option agreements and Cellvine Warrant agreements that evidenced ownership of the Cellvine Shares, Cellvine Options and Cellvine Warrants outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Cellvine Shares, Cellvine Options and Cellvine Warrants.

3.7  No Fractional Shares or Warrants. No fraction of a Parent Share (including any Parent Assumed Option or Parent Assumed Warrant to purchase a fraction of a Parent Share) shall be issued upon the surrender for exchange of a Cellvine Stock Certificate, Cellvine Option agreement or Cellvine Warrant agreement (or evidence of such Cellvine Shares, Cellvine Options or Cellvine Warrants in book-entry form), no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Each holder of Cellvine Shares, Cellvine Options or Cellvine Warrants who would otherwise be entitled to a fraction of or the right to purchase a fraction of a Parent Shares (after aggregating all fractional Parent Shares that otherwise would be received by such holder) shall, receive from Parent, in lieu of such fractional share, one Parent Share.

3.8  Lost, Stolen or Destroyed Certificates or Agreements. If any Cellvine Stock Certificate, Cellvine Option agreement or Cellvine Warrant agreement shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Cellvine Stock Certificate, Cellvine Option agreement or Cellvine Warrant agreement to be lost, stolen or destroyed and, if required by Parent, the written agreement by such Person to indemnify Parent and the Surviving Company, against any claim that may be made against it with respect to such Cellvine Stock Certificate, Cellvine Option agreement or Cellvine Warrant agreement, then in exchange for such lost, stolen or destroyed Cellvine Stock Certificate, Cellvine Option agreement or Cellvine Warrant agreement, Parent will issue Parent Shares, Parent Assumed Options and Parent Warrants pursuant to this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CELLVINE

Except as set forth on the Schedule of Exceptions delivered to Parent and Merger Sub hereunder, whether or not such Schedule is specifically referenced herein, Cellvine represents and warrants to Parent and Merger Sub as of the date of this Agreement as follows:

4.1  Organization and Existence. Cellvine is a corporation duly organized and validly existing under the Laws of the State of Israel. Cellvine has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Cellvine is presently qualified to do business as a foreign corporation in each other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Cellvine with respect to its current activities taken as a whole. True and accurate copies of the Cellvine Articles as in effect as of the date hereof have been delivered to Parent and will be delivered to Parent at the Closing to the extent of any changes therein that Parent and Cellvine agree to.

4.2  Corporate Power. Cellvine has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder.

4.3  Authorization. Subject to the terms set forth on Schedule 4.3, all action on the part of Cellvine and its officers, directors and security holders necessary for the authorization, execution and delivery of this Agreement and the performance of its respective obligations hereunder, has been taken or will be taken prior to or upon Closing. This Agreement has been duly executed by Cellvine and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of Cellvine, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

4.4  Subsidiaries. Cellvine does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, other business entity or Person. Cellvine is not a participant in any joint venture, partnership or similar arrangement. Since its inception, Cellvine has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.

4.5  Capitalization.

(a)  The registered share capital of Cellvine immediately prior to the Closing shall be NIS 1,500, divided into 85,688 Cellvine Ordinary Shares, nominal value NIS 0.01 each, and 64,312 shares of Cellvine Preferred Stock, of which 5,000 are designated Cellvine Preferred A Shares, nominal value NIS 0.01 each, 2,667 are designated Cellvine Preferred B Shares, nominal value NIS 0.01 each, 3,610 are designated Cellvine Preferred C-1 Shares, nominal value NIS 0.01 each, 3,225 are designated Cellvine Preferred C-2 Shares, nominal values NIS 0.01 each, 1,046 are designated Cellvine Preferred C-3(1) Shares, nominal value NIS 0.01 each, 224 are designated Cellvine Preferred C-3(2) Shares, nominal value NIS 0.01 each, 23,540 are designated Cellvine Preferred C-4 Shares, nominal value NIS 0.01 each, and 25,000 are designated Cellvine Preferred D Shares, nominal value NIS 0.01 each. As of immediately prior to Closing, 5,065 Cellvine Ordinary Shares, 5,000 Cellvine Preferred A Shares, 2,667 Cellvine Preferred B Shares, 3,160 Cellvine Preferred C-1 Shares, 0 Cellvine Preferred C-2 Shares, 1,046 Cellvine Preferred C-3(1) Shares, 224 Cellvine Preferred C-3(2) Shares, 0 Cellvine Preferred C-4 Shares and 19,441 Cellvine Preferred D Shares will be issued and outstanding. All such shares of Cellvine Preferred Stock are convertible into Cellvine Ordinary Shares in accordance with the Cellvine Articles and as set forth on Schedule 4.5. The Cellvine Ordinary Shares and the Cellvine Preferred Stock have the rights, preferences, privileges and restrictions set forth in the Cellvine Articles under Israeli Law. The Cellvine Securityholders list attached as Schedule 4.5 is true and correct and accurately reflects the number of Cellvine Shares, Cellvine Options and Cellvine Warrants held by each Cellvine Shareholder, Cellvine Optionholder and Cellvine Warrantholder, respectively, as of the date hereof and immediately prior to closing, and the exercise prices of the Cellvine Options and Cellvine Warrants.

(b)  Except as set forth on Schedule 4.5, all issued and outstanding shares of Cellvine’s capital stock have been duly authorized and validly issued in compliance with applicable Laws, including the Israeli Securities Law, 1968, other applicable securities Laws and the rules and regulations promulgated thereunder, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of U.S. federal and state securities Laws.

(c)  Except as set forth on Schedule 4.5, there are no options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from Cellvine any of Cellvine’s authorized and unissued capital stock. There are no rights to have Cellvine’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction, and to the best knowledge of Cellvine, no agreements relating to the voting of Cellvine’s voting securities (except as contemplated hereby) and no restrictions on the transfer of Cellvine’s capital stock or other equity securities, other than those arising under applicable securities Laws. All outstanding Cellvine Shares, Cellvine Options and Cellvine Warrants were issued pursuant to and in compliance with a valid exemption from registration under the Securities Act, and have been issued in compliance with applicable state securities Laws, as well as all applicable Israeli securities Laws.

4.6  Financial Statements.

(a)  Cellvine has delivered to Parent the audited financial statements of Cellvine as of and for the years ended December 31, 2005 and 2006 and the unaudited financial statements for the year ended December 31, 2007 (the “Cellvine Financial Statements”), which are attached as Schedule 4.6. The Cellvine Financial Statements, together with any notes thereto have been prepared in accordance with GAAP. The Cellvine Financial Statements, together with any notes thereto are true and correct in all material respects and fairly present in all material respects the financial condition, results of operations and cash flow of Cellvine as of the dates, and for the periods, indicated therein, subject, in the case of unaudited interim financial statements to normal year-end audit adjustments, which shall not be material. No event has occurred and nothing has come to the attention of Cellvine since December 31, 2007 to indicate that the Cellvine Financial Statements were not true and correct in all material respects as of the date thereof. Except as set forth in the Cellvine Financial Statements or Schedule 4.6(a), Cellvine has no liabilities of any nature, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2007 that do not exceed, in the aggregate, $50,000, and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, individually or in the aggregate, are not material to the financial condition or operating results of Cellvine, and are not required under GAAP to be reflected in the Cellvine Financial Statements.

(b)  The books and records of Cellvine are maintained in material compliance with applicable legal and accounting requirements. Cellvine maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)  Except as and to the extent reflected, disclosed or reserved against in the latest audited financial statements included within Cellvine Financial Statements (including the notes thereto) or as set forth in Schedule 4.6(a), Cellvine has not, since the date of such financial statements, incurred any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets, financial condition of Cellvine which are required by GAAP (consistently applied) to be disclosed in such financial statements or the notes thereto, other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice.

4.7  Absence of Certain Changes or Events. Since December 31, 2007, except as set forth on Schedule 4.7: (i) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Cellvine or which, if taken after the date hereof, would constitute a breach of the covenants set forth in Sections 6.12 or 6.17; (ii) Cellvine has not incurred any material liabilities other than in the ordinary course of business consistent with past practice; (iii) Cellvine has not altered its method of accounting or the identity of its auditors; (iv) Cellvine has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; and (v) Cellvine has not issued any equity securities. Cellvine has not taken any steps to seek protection pursuant to any bankruptcy Law nor does Cellvine have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Cellvine is not Insolvent as of the date hereof, and, after giving effect to the transactions contemplated hereby to occur at Closing, will not be Insolvent.

4.8  Material Agreements. A list of all oral and written material agreements of Cellvine is set forth on Schedule 4.8 (each, a “Cellvine Material Agreement”). Cellvine and to Cellvine’s knowledge, each other party thereto, have in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no notice of default and are not in default (with due notice, lapse of time or both) under any Cellvine Material Agreement. Cellvine has no knowledge of any breach or anticipated breach by the other party to any Cellvine Material Agreement.

4.9  Intellectual Property

(a)  Cellvine owns or licenses for use (with a right of sublicense) certain Intellectual Property (“Cellvine Intellectual Property”), such Cellvine Intellectual Property being all that is necessary for the business of Cellvine as presently conducted. To Cellvine’s Knowledge, neither Cellvine’s current products, material pre-clinical and clinical development candidates and processes to make such candidates, nor any Cellvine Intellectual Property, infringe or will infringe on the valid and existing Intellectual Property rights of others, any other rights of others. No claim is pending or, to Cellvine’s Knowledge, threatened, alleging any such infringement or with respect to the ownership, validity, license or use of, or any infringement resulting from, either the Cellvine Intellectual Property or the sale of any material products or services by Cellvine. No loss or expiration of the Cellvine Intellectual Property is pending or, to the best of Cellvine’s Knowledge, threatened. Set forth on Schedule 4.9 is a complete list of the patents and patent applications, trademark applications and registrations, copyright registrations, and domain name registrations within Cellvine Intellectual Property. There are no outstanding options, licenses or other agreements relating to the Cellvine Intellectual Property, and Cellvine is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. Cellvine is not in violation of any license, sublicense or other agreement relating to any Intellectual Property to which it is a party or otherwise bound. Except as set forth on Schedule 4.9, Cellvine is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as it is presently conducted. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which Cellvine is a party or by which it is bound that involve indemnification by Cellvine with respect to infringements of Intellectual Property. To Cellvine’s Knowledge, all registrations owned by or on behalf of Cellvine, and applications to Governmental Authorities in respect of such Cellvine Intellectual Property, are valid and in full force and effect. Except as set forth on Schedule 4.9, to Cellvine’s Knowledge, no Person is infringing on the Cellvine Intellectual Property.

(b)  Schedule 4.19 lists each former and current officer, employee and consultant of Cellvine who had or has access to Cellvine confidential information and/or was or is involved in Cellvine research and development and who has executed a Confidential Information and Invention Assignment Agreement, substantially in the form(s) delivered to Parent (“Cellvine Confidentiality Agreement”), and each such agreement remains in full force and effect pursuant to its terms. To Cellvine’s Knowledge, each former and current officer, employee and consultant of Cellvine who had or has access to Cellvine confidential information and/or was or is involved in Cellvine research and development has executed a Cellvine Confidentiality Agreement or are otherwise bound by confidentiality undertakings on terms substantially similar to the Cellvine Confidential Agreement (“Cellvine Confidentiality Undertaking”), and each such agreement or undertaking, as the case may be, remains in full force and effect pursuant to its terms. No such officer or employee or consultant is in violation, or, to Cellvine’s Knowledge, threatened breach, of such Cellvine Confidentiality Agreement or Cellvine Confidentiality Undertaking (as the case may be) or of any prior employee contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, Cellvine, and, to the best of Cellvine’s Knowledge, the continued employment by Cellvine of its present employees, and the performance of Cellvine’s contracts with its independent contractors, will not result in any such violation. Cellvine has not received any written notice alleging that any such violation has occurred and is not aware of any facts that could reasonably be expected to give Cellvine reason to believe that any violation of any such Confidentiality Agreement or Confidentiality Undertaking (as the case may be) has occurred.

(c)  The Merger does not and will not materially or adversely affect any rights of Cellvine or the Surviving Company to use any material Cellvine Intellectual Property.

4.10  Title to Properties and Assets; Liens. Except as set forth on Schedule 4.10, Cellvine has good and marketable title to its properties and assets and has good title to all its leasehold interests, in each case, not subject to any Lien or lease, other than Permitted Liens. With respect to the property and assets it leases, Cellvine is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens other than Permitted Liens. Cellvine’s properties and assets are in good condition and repair in all material respects. Cellvine does not currently own, and has never owned, any real property.

4.11  Compliance with Other Instruments and Laws. Cellvine is not in violation, breach or default of any provision of the Cellvine’s Articles or Amended Articles. Cellvine is not in violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, lease, license, commitment, judgment, writ, decree, order, obligation or injunction to which it is a party or by which it or any of its properties or assets are bound, which violation, default or breach, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Cellvine or its business, taken as a whole, or to prevent or delay the consummation of the transactions contemplated hereby. Cellvine is not in violation of any provision of any federal, state, local or foreign statute, Law, rule or governmental regulation, judgment, writ, decree, order or injunction of any Governmental Authority, including, all environmental Laws, all Laws, regulations and orders relating to anti-trust or trade regulation, employment practices and procedures, the health and safety of employees and consumer credit and the United States Foreign Corrupt Practices Act of 1977, which violation, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Cellvine. Cellvine has not received any notice of alleged violations of any Laws, rules, regulations, orders or other requirements of Governmental Authorities. The execution and delivery of this Agreement by Cellvine, and Cellvine’s performance of and compliance with the terms hereof, or the consummation of the Merger and the other transactions contemplated hereby, will not result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any Cellvine Material Agreement or any of the foregoing provisions, require any consent or waiver under any Cellvine Material Agreement or any of the foregoing provisions (other than any consents or waivers that have been obtained), result in the creation of any Lien upon any of the properties or assets of Cellvine, trigger any right of cancellation, termination or acceleration under any Cellvine Material Agreement or any of the foregoing provisions, create any right of payment in any other person or entity (except as set forth herein), result in the suspension, revocation, impairment, forfeiture or nonrenewal of any franchise permit, license, authorization or approval applicable to Cellvine or result in a Material Adverse Effect on Cellvine.

4.12  Litigation. There is no action, suit, proceeding or investigation pending, or to Cellvine’s knowledge, threatened against or affecting Cellvine or its properties or rights before any court or by or before any Governmental Authority. The foregoing includes, without limitation, actions pending, or to Cellvine’s Knowledge, threatened involving the prior employment of any of Cellvine’s employees, their use in connection with Cellvine’s business or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Cellvine is not a party or subject to, and none of its respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit or proceeding initiated by Cellvine currently pending or which Cellvine intends to initiate. There is no action, suit, claim or proceeding pending or, to Cellvine’s Knowledge, threatened, that questions the validity of this Agreement or the right of Cellvine to enter into this Agreement, or to consummate the transactions contemplated hereby.

4.13  Government or Third Party Consents. Except as set forth on Schedule 4.13, no consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority, any court or tribunal, whether Israeli, United States or otherwise, or other third party, is required by Cellvine in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except: (i) the qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer, issuance and exchange of the Parent Shares and the assumption of the Parent Assumed Options and Parent Assumed Warrants and the issuance of securities issuable upon exercise of the Parent Assumed Options or Parent Assumed Warrants under applicable securities Laws, including Israeli, United States or otherwise; (ii) the conditional listing approval, if any, by the Eligible Market in respect of the Parent Shares to be issued or subject to issuance pursuant to Parent Assumed Options or Parent Assumed Warrants to be assumed or issued in connection with the Merger; (iii) the Israeli Income Tax Ruling and Israeli Section 102 Tax Ruling (with respect to compliance for purposes of the benefits for employees of the “capital gains” track of Section 102); (iv) written notification to the OCS (such notification to include Parent’s written undertaking in the OCS’s customary form); (v) approval of the Investment Center as described in Section 6.6; and (vi) approval of proposals to approve the Merger by Cellvine, including class voting and voting in accordance with Section 320(c) of the Israel Companies Law.

4.14  Permits. Cellvine has all Permits necessary for the conduct of its business as now being conducted by it, and Cellvine reasonably believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Cellvine is not in default in any material respect under any of its Permits. Cellvine has complied in all material respects with all federal, state and foreign Laws applicable to its business.

4.15  Brokers or Finders. In connection with this Agreement and the transactions contemplated hereby, Cellvine has not engaged any brokers, finders or agents, and Cellvine has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Cellvine or any of its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges (other than in connection with the Financing).

4.16  Tax Returns and Payments. Cellvine has accurately prepared and timely filed all Israeli and foreign income tax and other Tax Returns required to be filed by it, if any, has paid all taxes, assessments, fees and charges owed by it (regardless of whether shown on any such tax return) and has otherwise made adequate provision for the payment of all taxes, assessments, fees and charges owed by it. Cellvine has withheld or collected from each payment made to each of its employees, the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries. Cellvine has not been advised in writing (a) that any of its Tax Returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its Israeli, foreign or other Taxes. No assessment or proposed adjustment of Cellvine’s income or other Taxes is pending. Cellvine is not currently the beneficiary of any extension of time within which to file any tax report or Tax Returns. No claim has been made by a Governmental Authority in a jurisdiction where Cellvine does not file reports and returns that it is or may be subject to taxation by tax authorities in that jurisdiction. There are no Liens on any of the assets of Cellvine that arose in connection with the failure or alleged failure to pay any Tax. Cellvine has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. Cellvine has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Cellvine has not entered into a closing agreement with respect to any Taxes. Cellvine has not made any payments, and is not and will not become obligated under any contract entered into on or before the Closing Date to make any payments in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible or subject to excise tax or that would give rise to any obligation to indemnify any Person for any excise tax payable. Cellvine is not a party to or bound by any tax allocation or tax sharing agreement and does not have any current or potential obligation to indemnify any other Person with respect to Taxes. Cellvine does not have any liability for taxes of any person as transferee, successor, by contract or otherwise.

4.17  Employees. Schedule 4.17 contains a complete list of all employees of Cellvine and the principal terms of employment for each employee. The employment of each employee of Cellvine is terminable at will. Except as provided under Israeli Law, no employee of Cellvine has been granted the right to continued employment by Cellvine or to any material compensation following termination of employment with Cellvine. To Cellvine’s Knowledge, no employee of Cellvine, nor any consultant with whom Cellvine has contracted, is in violation of any term of any employment contract, noncompetition or proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Cellvine or any judgment, decree or order of any court or Governmental Authority under which it is subject; and to Cellvine’s Knowledge the continued employment by Cellvine of its present employees, and the performance of Cellvine’s contracts with its independent contractors, will not result in any such violation. Neither the execution or delivery of this Agreement, nor the carrying on of Cellvine’s business by the employees and independent contractors of Cellvine, nor the conduct of Cellvine’s business as now conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee or independent contractor is now obligated and of which Cellvine has Knowledge. Cellvine has not received any notice alleging that any such violation has occurred. Cellvine is not in default with respect to any obligation to any of its employees. No employee of Cellvine is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to Cellvine’s knowledge, threatened dispute involving Cellvine and any employee or group of its employees. Cellvine has complied and is currently complying with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, except for noncompliance that, individually and in the aggregate, would not have a Material Adverse Effect on Cellvine.

4.18  Employee Benefit Plans.

(a)  Schedule 4.18 sets forth a correct and complete list of all Cellvine Employee Benefit Plans. Each Cellvine Employee Benefit Plan, and its related documents, has been made available to Parent.

(b)  There are no pending actions, claims or lawsuits that have been asserted or instituted against any Cellvine Employee Benefit Plan, the assets of any of the trusts under any Cellvine Employee Benefit Plan or the sponsor of any Cellvine Employee Benefit Plan, or, to Cellvine’s Knowledge, against any fiduciary or administrator of any Cellvine Employee Benefit Plan with respect to the operation of any Cellvine Employee Benefit Plan (other than routine benefit claims), nor does Cellvine have any Knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit.

(c)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will: (i) result in any payment becoming due to any current or former employee, officer, director or consultant of Cellvine or any of its subsidiaries; (ii) increase any benefits otherwise payable under any Cellvine Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any rights with respect to any such benefits under any Cellvine Employee Benefit Plan; or (iv) require any contributions or payments to fund, or any security to secure, any obligations under any Cellvine Employee Benefit Plan. There are no Cellvine Employee Benefit Plans that, individually or collectively, could give rise to the payment in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, of any amount that would not be deductible pursuant to the terms of Israeli Law.

4.19  Obligations of Management. Except as set forth on Schedule 4.19, each officer and key employee of Cellvine is currently devoting substantially all of his or her business time to the conduct of the business of Cellvine. Cellvine has no Knowledge of any officer or key employee of Cellvine who is planning to work less than full time at Cellvine in the future. To Cellvine’s Knowledge, no officer or key employee is currently working or plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise or is planning to leave the employ of Cellvine. Except as set forth on Schedule 4.19, each of Cellvine’s officers and key employees are subject to a non-competition and non-solicitation agreement that applies during the term of such person’s employment and for a period of at least one year after termination of employment.

4.20  Obligations to Related Parties. Except as set forth on Schedule 4.20, there are no loans, leases, agreements, understandings, commitments or other continuing transactions between Cellvine and any employee, officer, director or member of his or her immediate family or shareholder of Cellvine or member of his or her immediate family or any Person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing Persons. To Cellvine’s Knowledge, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which Cellvine is affiliated or with which Cellvine has a business relationship, or any firm or corporation that competes with Cellvine, except in connection with the ownership of stock of publicly-traded companies (but not exceeding 2% of the outstanding capital stock of any such company). No employee, officer, director or member of his or her immediate family or, to Cellvine’s knowledge, shareholder of Cellvine or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons, is, directly or indirectly, interested in any material contract with Cellvine (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Cellvine or employment by Cellvine). Cellvine is not a guarantor or indemnitor of any Indebtedness of any other Person.

4.21  Insurance. Cellvine has in full force and effect general commercial, product liability, fire and casualty insurance policies and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and sufficient in amount to allow it to replace any of its material properties or assets that may be damaged or destroyed or sufficient to cover liabilities to which Cellvine may reasonably become subject.

4.22  Environmental and Safety Laws. Cellvine is in compliance with all applicable environmental Laws, rules and regulations except for noncompliance that, individually or in the aggregate, would not or could not reasonably be expected to have a Material Adverse Effect on Cellvine. There is no environmental litigation or other environmental proceeding pending or, to Cellvine’s Knowledge, threatened, by any Governmental Authority or others with respect to the business of Cellvine. No state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by Cellvine or that may otherwise have a Material Adverse Effect on Cellvine. To Cellvine’s Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in violation of any applicable environmental Laws, in or on the properties owned or leased by Cellvine.

4.23  OCS. Other than commitments of Parent required to be undertaken at the Effective Time by the OCS, Cellvine has satisfied all conditions and requirements of instruments of approval granted to it by OCS and any applicable Laws and regulations, including the Law for the Encouragement of’ Industrial Research and Development, 1984, with respect to any research and development grants given to it by such office, except to the extent that noncompliance with the foregoing, individually or in the aggregate, would not result in a Material Adverse Effect and would not prevent or delay the consummation of the transactions contemplated hereby. All information supplied by Cellvine in connection with such applications was true, correct and complete in all material respects when supplied to the appropriate authorities.

4.24  Disclosure. All disclosures provided by Cellvine to Parent and Merger Sub regarding Cellvine, its business and the transactions contemplated hereby, furnished by or on behalf of Cellvine are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth on the Schedule of Exceptions delivered to Cellvine hereunder, whether or not such Schedule is specifically referenced herein, each of Parent and Merger Sub represents and warrants to Cellvine as of the date of this Agreement as follows:

5.1  Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Merger Sub is a corporation duly organized and validly existing under the Laws of the State of Israel. Each of Parent and Merger Sub has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Parent is presently qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect with respect to Parent. True and accurate copies of the Parent Certificate, Parent By-laws and Merger Sub Articles of Association (the “Merger Sub Articles”), as in effect as of the date hereof have been delivered to Cellvine and will be delivered to Cellvine at Closing to the extent of any changes in the Parent Certificate and Parent By-laws that Parent and Cellvine agree to.

5.2  Corporate Consents. Parent has delivered to Cellvine all corporate actions and minutes and all of its directors have duly ratified, confirmed, approved and adopted all acts and things heretofore done by any acting members of its Board of Directors since incorporation, in good faith and in a manner reasonably believed to be both lawful and in, or not opposed to the best interests of the Parent. The Board of Directors and shareholders of Parent have ratified or approved all actions of Parent and Merger Sub required to be ratified or approved by such parties.

5.3  Corporate Power. Each of Parent and Merger Sub has all requisite legal and corporate and other power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder.

5.4  Authorization. All corporate and other action on the part of each of Parent, and Merger Sub, and their respective officers and directors necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Parent and Merger Sub hereunder has been taken or will be taken prior to or upon Closing, as applicable. All corporate action on the part of the sole shareholder of Merger Sub necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Merger Sub hereunder has been taken or will be taken prior to Closing, as applicable. This Agreement has been duly executed by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of each of Parent and Merger Sub, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity. The Parent Board of Directors has full corporate power and authority to appoint the Director Nominees (as defined in Section 6.9).

5.5  Authorized Securities.

(a)  The Parent Shares issuable pursuant to Section 3.1(b) shall be duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of shareholders. The Parent Assumed Options and Parent Assumed Warrants shall be duly issued and authorized when issued in accordance with this Agreement and any Parent Shares issued upon the exercise thereof according to their respective terms, as applicable, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of shareholders. The Parent Securityholder list as of May 13, 2008 attached as Schedule 5.5 is true and correct and accurately reflects the number of Parent Shares, Parent Options and Parent Warrants held by each Parent Shareholder, Parent Optionholder and Parent Warrantholder.

(b)  The Parent Shares, Parent Assumed Options and Parent Assumed Warrants will be issued and/or assumed pursuant to and in accordance with applicable U.S. and other applicable securities Laws and no filing with, consent or approval of any securities commission or regulatory authority in the United States or elsewhere is required in connection with the Merger, except as set forth on Schedule 5.5. The Parent Shares issued in the Merger will not be subject to any statutory or other resale restrictions or hold periods other than as required under applicable U.S. and Israeli securities Laws.

5.6  Subsidiaries. Other than its interest in Merger Sub and as otherwise disclosed on Schedule 5.6, Parent does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, other business entity or Person. Parent is not a participant in any joint venture, partnership or similar arrangement. Parent has not during the last five years consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.

5.7  Capitalization.

(a)  The authorized capital stock of Parent on the date hereof consists of 105,000,000 Parent Shares, consisting of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 (the “Parent Preferred Shares”), of which (i) 93,630,000 (pre-reverse split) shares of Parent Common Stock, 3,830,000 Parent Options and 1,370,000 Parent Warrants are issued and outstanding, and (ii) 100,000 Parent Preferred Shares have been designated as Series A Preferred Stock, par value $0.0001 per share, (ii) 100,000 Parent Preferred Shares have been designated as Series B Preferred Stock, par value $0.0001 per share, and (c) 500,000 Parent Preferred Shares have been designated as Series C Preferred Stock, par value $0.0001 per share and (iii) there are no Parent Preferred Shares issued or outstanding. The Parent Shares and the Parent Preferred Shares have the rights, preferences, privileges and restrictions set forth in Parent’s certificate of incorporation and under the DGCL. All issued and outstanding shares of Parent’s capital stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of any and all Liens or third party rights and of any restrictions on transfer.

(b)  Except as set forth on Schedule 5.7(b), there are no options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from Parent any of Parent’s authorized and unissued capital stock. Except as contemplated by this Agreement, there are (i) no rights to have Parent’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction, (ii) to Parent’s Knowledge, no agreements relating to the voting of Parent’s voting securities and (iii) no restrictions on the transfer of Parent’s capital stock or other equity securities, other than those arising under applicable securities Laws, including U.S. securities Laws. All outstanding shares, options and warrants were issued pursuant to a valid prospectus or an exemption from prospectus requirements under the U.S. securities Laws and have been issued in compliance with all applicable U.S. securities Laws, rules of the Eligible Market and all other applicable securities Laws.

5.8  Compliance with and Status under Securities Laws.

(a)  Parent has provided or made available to Cellvine copies of each of the periodic reports and other documents filed by Parent with the SEC and applicable Governmental Authorities. Since January 1, 2005, Parent has filed all reports, documents and other information required of it to be filed with the SEC (the “Parent SEC Reports”) and with applicable Governmental Authorities, including U.S. state securities commissions (together with the Parent SEC Reports, the “Parent Securities Reports”). The Parent SEC Reports were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports. The Parent Securities Reports were prepared in accordance with the requirements of applicable securities Laws and any rules or regulations promulgated thereunder applicable to such Parent Securities Reports. None of Parent’s subsidiaries is required to file away any form, reports or other documents with the SEC or any other Governmental Authority. No disclosure included in any of the Parent SEC Reports or Parent Securities Reports included any statement that, when made or, if such Parent SEC Reports or Parent Securities Reports, were subsequently amended, when amended, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances in which such statements were made, not materially misleading. Since the filing of the most recent Parent SEC Report, Parent has not suffered any Material Adverse Effect.

(b)  Parent has not been notified of any default or alleged default by Parent under any requirement of applicable securities and corporate Laws. Parent has not received any material comment letters that remain unresolved from any applicable securities commissions or stock exchanges with respect to any Parent SEC Reports or any notice of investigation or similar notice from any such entities with respect to any such documents or otherwise.

(c)  The financial statements of Parent included in all filed or publicly available forms, reports, statements and documents since January 1, 2005 (the “Parent Financial Statements”) comply in all material respects with applicable accounting requirements and all rules and regulations with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, and fairly present, in all material respects, the financial condition, results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(d)  The books and records of Parent are maintained in material compliance with applicable legal and accounting requirements. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)  Except as and to the extent reflected, disclosed or reserved against in the latest audited financial statements Parent Financial Statements (including the notes thereto) or as set forth in Schedule 5.8, Parent has not, since the date of the report of the auditors for such latest audited Parent Financial Statements, incurred any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets, financial condition of Parent which are required by GAAP (consistently applied) to be disclosed in such financial statements or the notes thereto, other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice.

(f)  Parent is not a Shell Company, as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act (“Shell Company”).

(g)  Parent is eligible to be listed on the Eligible Market.

(h)  Any funds raised by Parent prior to the Financing will not adversely affect the availability of an exemption from registration under applicable securities Law for the Financing, including but not limited to Regulation D under the Securities Act.

5.9  Absence of Certain Changes or Events. Since the date of the latest audited financial statements included within the forms, reports, statements and documents filed under or in accordance with securities Laws, except as disclosed on Schedule 5.9 or as provided for by this Agreement: (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would reasonably be expected to result in a Material Adverse Effect on Parent, or which, if taken after the date hereof, would constitute a breach of the covenants set forth in Sections 6.12 or 6.17; (ii) Parent has not incurred any material liabilities other than in the ordinary course of business consistent with past practice; (iii) Parent has not altered its method of accounting or the identity of its auditors; (iv) Parent has not declared or made any dividend or distribution of cash or other property to its shareholders, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; and (v) Parent has not issued any equity securities. Parent has not taken any steps to seek protection pursuant to any bankruptcy Law, nor does Parent have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Parent is not Insolvent as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at Closing, will not be Insolvent.

5.10  Internal Controls. Except as disclosed in Parent SEC Reports, neither Parent, including, to Parent’s Knowledge, any employee thereof, nor Parent’s independent auditors has identified or been made aware of: (a) any significant deficiency or material weakness in the design or operation of internal controls utilized by Parent (other than a significant deficiency or material weakness that has been disclosed to the Audit Committee of or the Board of Directors of Parent, and, in the case of a material weakness, that has been disclosed as required in any forms, reports, statements or documents filed under or in accordance with, U.S. securities Laws); (b) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in the preparation of financial statements or the internal controls utilized by Parent; or (c) any claim or allegation regarding any of the foregoing, other than claims or allegations that have been duly investigated and found not to involve any of the foregoing.

5.11  Material Agreements. A list of all oral and written material agreements of Parent is set forth on Schedule 5.11 (each, a “Parent Material Agreement”). Parent and to Parent’s Knowledge, each other party thereto, have in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no notice of default and are not in default (with due notice or lapse of time or both) under any Parent Material Agreement. Parent has no Knowledge of any breach or anticipated breach by the other party to any Parent Material Agreement, except as set forth on Schedule 5.11.

5.12  Intellectual Property.

(a)  Parent owns or licenses, directly or through its subsidiaries, for use (with a right of sublicense) certain Intellectual Property disclosed on Schedule 5.12 (“Parent Intellectual Property”), which constitute all of the Intellectual Property that is necessary for the business of Parent as presently conducted. To Parent’s Knowledge, neither Parent’s current products, nor any Parent Intellectual Property, infringe or will infringe on the valid and existing Intellectual Property rights of others that Parent is aware of or, to Parent’s Knowledge, any other rights of others. No claim is pending or, to Parent’s Knowledge, threatened, alleging any such infringement or with respect to the ownership, validity, license or use of, or any infringement resulting from, either the Parent Intellectual Property or the sale of any material products or services by Parent. No loss or expiration of the Parent Intellectual Property is pending or, to Parent’s Knowledge, threatened. The Schedule of Exceptions contains a complete list of the patents and patent applications, trademark applications and registrations, copyright registrations, and domain name registrations within Parent Intellectual Property. There are no outstanding options, licenses or other agreements relating to the Parent Intellectual Property, and Parent is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. Parent is not in violation of any license, sublicense or other agreement relating to any Intellectual Property to which it is a party or otherwise bound. Except as set forth on Schedule 5.12, Parent is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as it is presently conducted. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which Parent is a party or by which it is bound that involve indemnification by Parent with respect to infringements of Intellectual Property. To Parent’s knowledge, all registrations owned by or on behalf of Parent, and applications to Governmental Authorities in respect of such Parent Intellectual Property, are valid and in full force and effect. To Parent’s knowledge, no other person is infringing on the Parent Intellectual Property.

(b)  Schedule 5.12(b) lists each former and current officer, employee and consultant of Parent who had or has access to Parent confidential information and/or was or is involved in Parent research and development and who has executed a Confidential Information and Invention Assignment Agreement substantially in the form(s) delivered to Cellvine (“Parent Confidentiality Agreement”), and each such agreement remains in full force and effect pursuant to its terms. To Parent’s Knowledge, no officer or employee or consultant is in violation of such Parent Confidentiality Agreement or of any prior employee contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with Parent, and, to Parent’s Knowledge, the continued employment by Parent of its present employees, and the performance of Parent’s contracts with its independent contractors, will not result in any such violation. Parent has not received any written notice alleging that any such violation of any Parent Confidentiality Agreement has occurred and is not aware of any facts that could reasonably be expected to give Parent reason to believe that any violation of any such Confidentiality Agreement has occurred.

(c)  The Merger does not and will not materially or adversely affect any rights of Parent or the Surviving Company to use any material Parent Intellectual Property.

5.13  Title to Properties and Assets; Liens. Except as set forth on Schedule 5.13, Parent has good and marketable title to its properties and assets and has good title to all its leasehold interests, in each case, not subject to any Lien, other than Permitted Liens. With respect to the property and assets it leases, Parent is in compliance with such leases in all material respects and, except as set forth on Schedule 5.13, holds a valid leasehold interest free of all Liens. Parent’s properties and assets are in good condition and repair in all material respects. Parent does not currently own, and has never owned, any real property.

5.14  Compliance with Other Instruments and Laws. Parent is not in violation, breach or default of any provision of the Parent Certificate or the Parent By-laws, each as amended and in effect on the date hereof and as of Closing. Parent is not in violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, lease, license, commitment, judgment, writ, decree, order, obligation or injunction to which it is a party or by which it or any of its properties or assets are bound, which violation, default or breach, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Parent or its business, taken as a whole, or to prevent or delay the consummation of the transactions contemplated hereby. Parent is not in violation of any provision of any federal, state, local or foreign Law, statute, rule or governmental regulation, judgment, writ, decree, order or injunction of any Governmental Authority, including, all environmental Laws, all Laws, regulations and orders relating to antitrust or trade regulation, employment practices and procedures, the health and safety of employees and consumer credit, which violation, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect on Parent. Parent has not received any notice of alleged violations of any Laws, rules, regulations, orders or other requirements of Governmental Authorities. The execution and delivery of this Agreement by Parent, and Parent’s performance of and compliance with the terms hereof, or the consummation of the Merger and the other transactions contemplated hereby, will not result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any Parent Material Agreement or any of the foregoing provisions, require any consent or waiver under any Parent Material Agreement or any of the foregoing provisions (other than any consents or waivers that have been obtained), result in the creation of any Lien upon any of the properties or assets of Parent, trigger any right of cancellation, termination or acceleration under any Parent Material Agreement or any of the foregoing provisions, create any right of payment in any Person (except as contemplated herein), result in the suspension, impairment, forfeiture or nonrenewal of any Permit applicable to Parent or result in a Material Adverse Effect on Parent.

5.15  Litigation. Except as set forth on Schedule 5.15, there is no action, suit, proceeding or investigation pending or, to Parent’s Knowledge, threatened against or affecting Parent on Merger Sub or any of their respective properties or rights before any court or by or before any Governmental Authority. The foregoing includes, without limitation, actions pending or, to Parent’s Knowledge, threatened involving the prior employment of any of Parent’s employees, their use in connection with Parent’s business or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither Parent nor Merger Sub is party or subject to, and none of their respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit or proceeding initiated by Parent or Merger Sub currently pending or which Parent or Merger Sub intends to initiate. There is no action, suit or proceeding initiated by Parent currently pending or which Parent intends to initiate. There is no action, suit, claim or proceeding pending or, to Parent’s Knowledge, threatened, that questions the validity of this Agreement or the right of Parent to enter into this Agreement, or to consummate the transactions contemplated hereby.

5.16  Governmental or Third Party Consents. No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority, any court or tribunal, whether Israeli, United States or otherwise, or other third party is required by Parent in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except: (i) the determination that there exists an exemption qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer, issuance and sale of the Parent Shares and the assumption of the Parent Assumed Options, Parent Assumed Warrants and the issuance of securities issuable upon exercise of the Parent Assumed Options or Parent Assumed Warrants under applicable securities Laws, including Israeli, United States or otherwise; (ii) the conditional listing approval by the Eligible Market in respect of the Parent Shares to be issued or subject to issuance pursuant to Parent Assumed Options or Parent Assumed Warrants to be assumed or issued in connection with the Merger; (iii) the Israeli Income Tax Ruling and Israel Section 102 Tax Ruling (with respect to compliance for purposes of the benefit for employees of the “capital gains” tracks of Section 102); (iv) written notification to the OCS (such notification to include Parent’s written undertaking in the OCS’s customary form; (v) approval of the Investment Center as described in Section 6.6; (vi) approval of proposals to approve the Merger, Financing and related matters contemplated herein and (vii) approval of proposals to approve the Merger by Merger Sub, in accordance with Section 320(c) of the Israel Companies Law.

5.17  Permits. Parent has all Permits necessary for the conduct of its business as now being conducted by it and Parent reasonably believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. All of these Permits are described on Schedule 5.17. Parent is not in default in any material respect under any of its Permits. Parent has complied in all material respects with all federal, state and foreign Laws applicable to its business.

5.18  Brokers or Finders. In connection with this Agreement and the transactions contemplated hereby, Parent has not engaged any brokers, finders or agents, and Parent has not incurred, and neither will incur, directly or indirectly, as a result of any action taken by Parent or any of its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges (other than in connection with the Financing).

5.19  Tax Returns and Payments. Except as set forth on Schedule 5.19, Parent has accurately prepared and timely filed all income and other Tax Returns and other returns required to be filed by it, if any, has paid all taxes, assessments, fees and charges owed by it (regardless of whether shown on any such tax return) and has otherwise made adequate provision for the payment of all taxes, assessments, fees and charges owed by it. Except as set forth on Schedule 5.19, Parent has withheld or collected from each payment made to each of its employees, the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries. Except as set forth on Schedule 5.19, Parent has not been advised in writing (a) that any of its Tax Returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, provincial or other Taxes. No assessment or proposed adjustment of Parent’s income or other Taxes is pending. Parent is not currently the beneficiary of any extension of time within which to file any tax report or Tax Return. Except as set forth on Schedule 5.19, no claim has been made by a Governmental Authority in a jurisdiction where Parent does not file reports and returns that it is or may be subject to taxation by tax authorities in that jurisdiction. Except as set forth on Schedule 5.19, there are no Liens on any of the assets of Parent that arose in connection with the failure or alleged failure to pay any Tax. Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. Parent has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Parent has not made any payments, and is not and will not become obligated under any contract entered into on or before the Closing Date to make any payments, in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible or subject to excise tax or that would give rise to any obligation to indemnify any person for any excise tax payable.

5.20  Employees. Schedule 5.20 contains a full list of each employee of Parent and the principal terms of employment for each employee. Except as set forth on Schedule 5.20, the employment of each employee of Parent is terminable at will. Except as set forth on Schedule 5.20, no employee of Parent has been granted the right to continued employment by Parent or to any material compensation following termination of employment with Parent. To Parent’s knowledge, no employee of Parent, nor any consultant with whom Parent has contracted, is in violation of any term of any employment contract, noncompetition or proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Parent or any judgment, decree or order of any court or administrative agency under which it is subject; and to Parent’s Knowledge the continued employment by Parent of its present employees, and the performance of Parent’s contracts with its independent contractors, will not result in any such violation. Neither the execution or delivery of this Agreement, nor the carrying on of Parent’s business by the employees and independent contractors of Parent, nor the conduct of Parent’s business as now conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee or independent contractor is now obligated and of which Parent has Knowledge. Parent has not received any notice alleging that any such violation has occurred. Parent is not in default with respect to any obligation to any of its employees. No employee of Parent is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to Parent’s knowledge, threatened claim or dispute involving Parent and any employee or group of its employees, including and without limitation, the individuals listed on Schedule 6.18. There is no pending or, to Parent’s knowledge, threatened claim or dispute involving Parent or any Parent Securityholders and any of the individuals listed on Schedule 6.18. Parent has complied and is currently complying with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, except for noncompliance that, individually and in the aggregate, would not have a Material Adverse Effect on Parent.

5.21  Employee Benefit Plans.

(a)  Schedule 5.21 sets forth a correct and complete list of all Parent Employee Benefit Plans. Each Parent Employee Benefit Plan, and its related documents, has been made available to Cellvine. No Parent Employee Benefit Plan is subject to Title IV of ERISA, or Section 412 of the Code, is or has been subject to Section 4063 or 4064 of ERISA, or is a multi-employer welfare arrangement as defined in Section 3(40) of ERISA. Neither Parent nor any ERISA Affiliate has any obligation or liability, contingent or otherwise, under Title IV of ERISA with respect to any “pension plan” as defined in Section 3(2) of ERISA. Neither Parent nor any of its ERISA Affiliates has ever participated in and has never been required to contribute to any “multi employer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Parent Employee Benefit Plan provides for, nor does Parent or any of its subsidiaries have any liability for post-employment life insurance or health benefit coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the participant or the participant’s beneficiary.

(b)  The Parent Employee Benefit Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state Laws and regulations.

(c)  There are no pending actions, claims or lawsuits that have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts under any Parent Employee Benefit Plan or the sponsor of any Parent Employee Benefit Plan, or, to the knowledge of Parent, against any fiduciary or administrator of any Parent Employee Benefit Plan with respect to the operation of any Parent Employee Benefit Plan (other than routine benefit claims), nor does Parent have any Knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit.

(d)  Except as set forth in Schedule 5.21, neither will the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will: (i) result in any payment becoming due to any current or former employee, officer, director or consultant of Parent or any of its subsidiaries; (ii) increase any benefits otherwise payable under any Parent Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any rights with respect to any such benefits under any Parent Employee Benefit Plan; or (iv) require any contributions or payments to fund, or any security to secure, any obligations under any Parent Employee Benefit Plan. There are no Parent Employee Benefit Plans that, individually or collectively, could give rise to the payment in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, of any amount that would be deductible pursuant to the terms of Section 280G of the Code.

(e)  To the extent any Parent Employee Benefit Plan to which employees of the Surviving Company may receive equity securities does not comply with the “capital gains” track under Section 102 of the Israeli Income Tax Ordinance, such plan shall be modified to comply in all respects with the requirements for the “capital gains” track under Section 102 of the Israeli Income Tax Ordinance by the Closing.

5.22  Related Parties. Except as set forth on Schedule 5.22, there are no loans, leases, agreements, understandings, commitments or other continuing transactions between Parent and any employee, officer, director or member of his or her immediate family or shareholder of Parent or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons. To Parent’s Knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Parent is affiliated or with which Parent has a business relationship, or any firm or corporation that competes with Parent, except in connection with the ownership of stock of publicly-traded companies (but not exceeding 2% of the outstanding capital stock of any such company). No employee, officer, director or member of his or her immediate family or, to Parent’s Knowledge, shareholder of Parent or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons, is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Parent or employment by Parent). Parent is not a guarantor or indemnitor of any Indebtedness of any other Person. An independent director of the Parent has evaluated the agreements terminating the employment agreements with the employees listed on Schedule 6.18 and has determined that any consideration granted or to be granted to the individuals listed on Schedule 7.3(g) in exchange for the termination of such existing employment agreements is fair and in the best interests of Parent and Parent Securityholders.

5.23  Insurance. Parent has in full force and effect general commercial, fire and casualty insurance policies and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and sufficient in amount to allow it to replace any of its material properties or assets that may be damaged or destroyed or sufficient to cover liabilities to which Parent may reasonably become subject.

5.24  Environmental and Safety Laws. Parent is in compliance with all applicable environmental Laws, rules and regulations except for noncompliance that, individually or in the aggregate, would not or could not reasonably be expected to have a Material Adverse Effect on Parent. There is no environmental litigation or other environmental proceeding pending or, to Parent’s knowledge, threatened, by any Governmental Authority or others with respect to the business of Parent. No state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by Parent or that may otherwise have a Material Adverse Effect on Parent. To Parent’s Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited in violation of any applicable environmental Laws, in or on the properties owned or leased by Parent.

5.25  No Assets; No Liabilities. Merger Sub will not own, or have the right to own prior to Closing, any assets, including, tangible and intangible, personal and real property. Merger Sub is not involved in the operation of any business nor property. Other than as specifically disclosed in such forms, reports, statements or documents and those liabilities related to this Agreement and as set forth in Schedule 5.24, neither Parent nor Merger Sub has any direct or indirect material liability, Indebtedness or obligation, including, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due, except relating to the transactions contemplated hereby.

5.26  Application of Takeover Protections. There are no Takeover Protections that are or would become applicable to Parent as a result of Parent, Merger Sub or Cellvine fulfilling their obligations or exercising their rights under this Agreement, including, as a result of Parent’s issuance of the Parent Shares, Parent Assumed Options or Parent Warrants issuable pursuant to Article III or Parent’s issuance of any other warrant or option as specified in this Agreement.

5.27  Disclosure. All disclosures provided by Parent and Merger Sub to Cellvine regarding Parent and Merger Sub, their respective businesses and the transactions contemplated hereby, furnished by or on behalf of Parent and Merger Sub are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To Parent and Merger Sub’s Knowledge, no event or circumstance has occurred or information exists with respect to Parent and Merger Sub or their respective business, properties, operations or financial conditions, which, under applicable Law, rule or regulation, requires public disclosure or announcement by Parent, but which has not been so publicly announced or disclosed, except for entering into this Agreement.

5.28  Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

5.29  Trading Matters. The Parent Shares are quoted on the Eligible Market. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by any securities regulatory authority with respect to any intention by such entities to prohibit or terminate the quotation of any such securities of Parent on the Eligible Market.

5.30  Foreign Corrupt Practices. Neither Parent nor any director, officer, agent, employee or other Person acting on behalf of’ Parent has, in the course of its actions for, or on behalf of, Parent: (i) used any corporate funds for any unlawful contribution, gift, entertainment on other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of’ any provision of the United States Foreign Corrupt Practices Act of 1977; or (iv) made other unlawful payment to any foreign or domestic government official or employee.

5.31  OFAC. Parent: (i) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg., 49079 (2001)); (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of’ such executive order; and (iii) is not a Person on the list of’ Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other United States Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

5.32  Patriot Act. Assuming the following were applicable to Parent, Parent would be in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 200l), and (iii)  any other analogous Law.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1  Confidentiality and Announcements. Except as provided below in this Section 6.1, none of the parties hereto, nor any of their respective Affiliates, shall publicly disclose the execution, delivery or contents of this Agreement other than (i) with the prior written consent of the other parties hereto, or (ii) as required by any applicable Law (including for the purpose of holding shareholder meetings and proxies therefor), the applicable rules of any stock exchange, or any Governmental Authority following notification and consultation with the other parties. Without limiting the foregoing, the parties understand that this Agreement will be filed with the Companies Registrar and distributed to those persons entitled by law to receive a copy of the Merger Proposal and will also be publicly filed by Parent with the SEC. As soon as practicable following the execution of this Agreement, the parties hereto shall agree with each other as to the form, timing and substance of any press release or public disclosure related to this Agreement or the transactions contemplated hereby; provided that (x) such agreement shall not be unreasonably withheld or delayed, and (y) nothing contained herein shall prohibit any party, following notification and consultation with the other party, from making any such disclosure if required by any applicable Law or any Governmental Authority.

6.2  Tax Free Exchange for U.S. Federal Income Tax Purposes.

(a)  Each of Parent and Cellvine shall use its respective commercially reasonable efforts to cause the Merger to qualify as a reorganization described in Section 368(a) of the Code and will not take any actions that would reasonably be expected to cause the Merger to not so qualify. For purposes of the foregoing, this Agreement shall constitute a plan of reorganization.

(b)  Parent shall not take or permit any action (or inaction) to occur, and shall cause Cellvine not to take or permit any action (or inaction) to occur, at any time before January 1, 2014, in any case that could result in the occurrence of any triggering event within the meaning of U.S. Treasury regulation section 1.367(a)-8T(d) and (e) or in the recognition of any gain pursuant to U.S. Treasury regulation section 1.367(a)-8T(f), in any such case in respect of any exchange of shares pursuant to the Merger (a “Triggering Event”). The provisions of the preceding sentence shall apply to any successor to or transferee of any assets of Parent and Cellvine or other corporation if such application could result in a Triggering Event. If there is any change in relevant Treasury regulations after the date of this Agreement, this Section 6.2(b) shall be interpreted and applied subject to the later regulations. Parent additionally agrees to execute for Cellvine Shareholders who are U.S. taxpayers, gain recognition agreements in a customary form. Parent acknowledges that this will require Parent to agree not to cause any Triggering Event to occur, including, the disposition of any Cellvine Shares acquired by it through the Merger in a taxable transaction through January 1, 2014. Parent will also agree not to permit the Surviving Company to dispose of substantially all, as meant by 368(a)(1)(C) of the Code, of its assets for the same period of time.

6.3  Merger Proposal, Notice and Actions by Companies Registrar.

(a)  As promptly as practicable after the execution and delivery of this Agreement, (i) Cellvine and Merger Sub shall jointly prepare a merger proposal (in the Hebrew language) (the “Cellvine Merger Proposal”) and cause it to be executed in accordance with Section 316 of the Israel Companies Law (the Merger Proposal process will require audited financial statements for Merger-Sub to be prepared by Parent), (ii) each of Cellvine and Merger Sub shall convene a shareholders’ meeting by notice to the shareholders in accordance with the respective Articles of Association and the Israel Companies Law (the “Cellvine General Meeting” and “Merger Sub General Meeting”), (iii) each of Cellvine and Merger Sub shall deliver the Merger Proposal to the Companies Registrar within three days of the giving of notice of the shareholders meeting, and Cellvine and Merger Sub shall cause a copy of its Merger Proposal to be delivered to each of its secured creditors, if any, no later than three days after the date on which such Merger Proposal is delivered to the Companies Registrar and shall promptly inform its non-secured creditors of its Merger Proposal and its contents in accordance with Section 318 of the Israel Companies Law and the regulations promulgated thereunder. Promptly after Cellvine and Merger Sub shall have complied with the preceding sentence, but in any event no more than three days following the date on which such notice was sent to the creditors, Cellvine and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their creditors under Section 318 of the Israel Companies Law and the regulations promulgated thereunder.

(b)  Cellvine and Merger Sub shall provide all required approvals, if any, to the Companies Registrar, including notice of the respective shareholders and class resolutions approving the Merger as set forth in Section 6.4 below; the Merger shall be effected in accordance with Section 323 of the Israel Companies Law and this Agreement following (i) the later of 30 days from the shareholders resolution approving the Merger or 50 days from the submission of the applicable Merger Proposal to the Companies Registrar and (ii) the receipt of the Israeli Certificate of Merger from the Companies Registrar as soon as practicable following the Closing.

6.4  Cellvine Merger General Meetings.

(a)  Cellvine General Meeting. Cellvine shall take all action necessary under all applicable legal requirements to convene, give notice of and hold a Cellvine General Meeting with class voting, in accordance with the Cellvine Articles and the Israel Companies Law, to vote on the proposal to approve the Merger, this Agreement and the transactions contemplated hereby. Subject to its fiduciary obligations, the Board of Directors of Cellvine shall advise Cellvine’s shareholders that the Board of Directors approved the Merger upon the terms and conditions set forth in this Agreement.

(b)  Merger Sub General Meeting. Parent, as the sole shareholder of Merger Sub, shall vote to approve the Merger at a Merger Sub General Meeting or any written resolution in lieu thereof.

(c)  Companies Registrar Notification. In accordance with Section 317(b) of the Israel Companies Law and the regulations thereunder, each of Cellvine and Merger Sub shall inform the Companies Registrar of the decisions of the foregoing general meetings with respect to the Merger within three Israeli business days following the adoption of the respective resolutions.

6.5  Israeli Income Tax Rulings and Israeli Tax Withholding.

(a)  As soon as reasonably practicable after the execution of this Agreement but in any event no later than 60 days prior to the Effective Time, Cellvine shall cause its Israeli advisors to prepare and file with the Israeli Tax Authority an application for a ruling(s) to be issued by the Israeli Tax Authority (the “Israeli Tax Ruling”), in accordance with Section 103T of the Israeli Income Tax Ordinance, pursuant to which, if so agreed by the Israeli Tax Authority, the following would apply:

(i)  With respect to all Cellvine Securityholders, applicable Israeli tax payment which may otherwise become due as a result of the exchange (by issuance or reservation) of Cellvine Securities into Parent Shares, Parent Assumed Warrants and Parent Assumed Options at the Effective Time will be deferred with respect to any Cellvine Securityholders electing to become a party to the Israeli Tax Ruling (the “Electing Securityholder”) until a future sale, transfer or other conveyance of such Parent Shares, Parent Assumed Warrants or Parent Assumed Options; provided, that such Electing Securityholder agrees to continue to hold such securities for a period of two years (“Holding Period”) following December 31 of the calendar year during which the Effective Time has occurred subject to any exceptions set forth in the Israeli Income Tax Ordinance or the Israeli Tax Ruling.

(ii)  With respect to holders of Cellvine Options (each, an “Eligible Taxpayer” as set forth in Section 103T of the Israeli Income Tax Ordinance):

(A)  Each Eligible Taxpayer whose Israeli taxation in connection with this Agreement would not have been governed by Section 102 of the Israel Income Tax Ordinance (a “Non-102 Eligible Taxpayer”) shall be entitled, at its sole discretion, to elect to enjoy the benefits of Section 103T of the Israeli Income Tax Ordinance. Cellvine shall undertake to assure that any Non-102 Eligible Taxpayer making such an election shall do so in the manner, and within the time frame, to be prescribed in the Israeli Tax Ruling, and shall be subject to all of the provisions and limitations set forth in the Israeli Tax Ruling relating thereto, as well as the provisions and limitations set forth in said Section 103T, including, without limitation, the deposit of such Non-102 Eligible Taxpayer’s Parent securities at Closing, to the extent not held in escrow (to be held thereby until the earlier of the sale thereof, or the sale of the shares underlying such securities (if applicable)) with a trustee approved by the Israel Tax Authority for the purpose of ensuring full payment of applicable taxes in accordance with said Section 103T. Any Non-102 Eligible Taxpayer not making the required election shall not be entitled to enjoy the tax deferral of Section 103T in connection with the transactions contemplated herein.

(B)  Each Eligible Taxpayer whose Israeli taxation in connection with this Agreement would be governed by Section 102 of the Israel Income Tax Ordinance and who received its securities through a Trustee who was appointed pursuant to said Section 102 (“102 Eligible Taxpayer”) shall continue to be subject to taxation pursuant to said Section 102 and the transactions contemplated herein shall not be considered a tax event causing the obligation of payment of tax pursuant to Section 102, and the Parent Assumed Option received in connection with the transactions contemplated herein shall enjoy a “roll-over” treatment in accordance with the provisions of Section 103T.

(b)  The Israeli Tax Ruling could exempt Parent from any obligation to withhold Israeli Tax at source from any consideration payable to: (i) Non-102 Eligible Taxpayers who elect to benefit from the Israeli Tax Ruling and deposit their securities with the trustee appointed in connection therewith; and (ii) the 102 Eligible Taxpayers. Parent shall fully cooperate and execute the required documents, certificates and forms that may be required in connection thereto.

(c)  With respect to the exchange of option rights by Non-102 Eligible Taxpayers who shall not have elected to benefit from the Israeli Tax Ruling (“Non-Electing Non-102 Holders”), Parent shall be required to withhold Israeli Tax at source (by way of cash payment) from any consideration payable to such Non-Electing Non-102 Holders, except to the extent that the Non-Electing Non-102 Holders provide sufficient proof, of which the acceptability stands at the sole discretion of Parent, that either Israeli withholding does not apply or that a reduced rate applies (in which case the reduced rate will be withheld). Parent may require a bank guarantee or other form of security in order to ensure the reliability of any such proof.

(d)  Subject to the terms and conditions of the Israeli Tax Ruling and the discussion with the Israeli Tax Authority, the parties shall use reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, everything necessary, proper or advisable, under applicable legal requirements or regulations in order to timely file the request for obtaining the Israeli Tax Ruling, and to effectively try to obtain the Israeli Tax Ruling.

(e)  The parties hereto declare to have understood that the Israeli Tax Authority may prescribe or require certain additional provisions, and that the tax treatment contemplated in this Section 6.5 may not be granted, may not be granted in full, or may not uphold if those conditions are not met with or are not continued to be met with during the Holding Period.

6.6  Israeli Antitrust, Investment Center and OCS Compliance.

(a)  As promptly as practicable after the date of this Agreement, each of Cellvine and Parent shall prepare and file any notification required under the Israeli Restrictive Trade Practices Law in connection with the Merger, and they shall reasonably cooperate, as necessary, with a view towards receiving the approval of the Restrictive Trade Practices Commissioner, if required in order to lawfully consummate the Merger; and

(b)  Cellvine shall as promptly as practicable after the date of this Agreement, (i) prepare and file the notifications required to be made to the OCS and Investment Center (if applicable) and (ii) use all reasonable efforts to obtain the approval of the Investment Center (if applicable) and any other consents that may be required in connection with the Merger. If required, Parent shall provide to the OCS and the Investment Center any information reasonably requested by such authorities and shall, without limitation of the foregoing, execute an undertaking in customary form in which Parent undertakes to comply with the OCS Laws and regulations and confirm to the OCS and the Investment Center that Cellvine shall continue after the Effective Time to operate in a manner consistent with its previous undertakings to the OCS and the Investment Center.

6.7  Transaction Reporting. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent will prepare and file any forms, reports, statements or documents required to be filed under U.S. Law with respect to the Merger, as well as under regulations of or as required by the Eligible Market and such Governmental Authorities as may require the filing of similar documents. Parent shall provide Cellvine all drafts of such forms, reports, statements or documents at least two days in advance of their filing and accept reasonable and timely input from Cellvine with respect to the content and form of such forms, reports, statements or documents.

6.8  Notices and other Filings From or to Governmental Authorities.

(a)  Subject to applicable Laws relating to the exchange of information, each party will promptly furnish to the other parties copies of written communications and memoranda setting forth the substance of all oral communications received by such party, or any of their respective subsidiaries, affiliates or associates from, or delivered by any of the foregoing to, any Governmental Authority relating to or in respect of the transactions contemplated under this Agreement, including, any communication regarding the Merger or any of the other transactions contemplated by this Agreement, to or from the Israel Securities Authority, the Companies Registrar or any other Israeli Governmental Authority.

(b)  Each of the parties recognizes the need to comply with Israeli securities laws regarding the (i) offering of Parent Shares or the right to purchase Parent Shares, (ii) the assumption of the Assumed Parent Options and Assumed Parent Warrants held by former Cellvine Securityholders and (iii) the offering of Parent Shares and Parent Warrants in connection with the Financing (collectively, the “Israeli Offering”). The Israeli Offering is premised on the condition that an Israeli prospectus will not be required. The parties agree to fully cooperate with each other in seeking a determination from the Israeli Securities Authority that the Israeli Offering does not require preparation and issuance of a prospectus, or an exemption from such requirement, if it exists, or that the Israeli Securities Authority will not take any enforcement action against Parent or Cellvine if the Israeli Offering is conducted without a prospectus. If the Israeli Securities Authority indicates that it would support a request by the parties not to issue a prospectus in connection with the Israeli Offering if the Merger is completed pursuant to Section 350 and/or Section 351 of the Israel Companies Law (Arrangement) procedure and Cellvine’s Board of Directors decides to effect such procedure, each of the parties agrees to fully cooperate with each other in submitting requests or filings to any Governmental Authority, including, Israeli courts) in connection with such request and as may be necessary in order to effect the Merger pursuant to a Section 350 and/or a Section 351 (Arrangement) procedure. The Board of Directors of Cellvine will determine, in its sole discretion, whether to effect the Merger approval process under Part Eight, Chapter One of the Israel Companies Law or the procedures set forth in Sections 350 and 351 of the Israel Companies Law for the Merger approvals prior to any shareholder action required for the approvals. If Cellvine determines to effect the Sections 350 and 351 procedures, then the procedures and deliverables in connection with the Merger and the transactions contemplated herein shall be adjusted accordingly by way of a technical protocol to be signed by the parties hereto.

(c)  Cellvine and Merger Sub will, as soon as practicable following the Closing, file with the Companies Registrar the required notice that all conditions under Section 323(5) of the Israel Companies Law have been fulfilled and will obtain the respective Certificate of Merger.

6.9  Parent Directors. At the direction and in the sole discretion of Cellvine, Parent shall cause any or all of its directors to submit resignations from the Parent’s board of directors, effective at Closing. In connection with and pursuant to the information statement and shareholder action by written consent, as set forth in Section 6.16 hereof, Parent shall use its best efforts to cause the “Director Nominees” (as hereinafter defined) to be elected as members of the boards of directors of Parent and its subsidiaries by the existing members of the boards of directors of Parent, which election will be effective immediately after the Closing. Each Director Nominee shall serve as a director for a term expiring at Parent’s next annual meeting of shareholders following the Closing Date and until his successor is elected and qualified, provided that Parent shall use its best efforts to cause Parent’s board of directors to re-nominate each Director Nominee as a director for election at Parent’s annual meeting of shareholders for each of 2008 and 2009, subject to any limitations imposed by applicable Law or the rules of the Eligible Market or such other exchange on which Parent’s securities are then traded. Parent shall take such action, including amending Parent Certificate, as may be required to cause the number of directors constituting the Parent board of directors immediately after the Closing Date to be increased to a number acceptable to Cellvine, if necessary. “Director Nominees” means such number of persons selected by Cellvine as proposed candidates to serve on the Parent’s board of directors as provided in this section.

6.10  Indemnification and D&O Insurance.

(a)  From and after Closing, Parent will cause the Surviving Company to fulfill and honor in all material respects the obligations of Cellvine pursuant to any indemnification provisions under the Cellvine Articles, any indemnification agreements or otherwise for the benefit of any individual who served as a director or officer of Cellvine (the “Cellvine Indemnitees”) at any time prior to the Effective Time to the maximum extent permitted by Law.

(b)  Parent will provide each Cellvine Indemnitee with directors and officers liability insurance (runoff insurance) for a period of seven years after such Effective Time on terms no less favorable in coverage and amount than any applicable insurance in effect immediately prior to such Effective Time covering periods prior to the Effective Time and the merger.

6.11  Other Insurance Matters. Parent will purchase and maintain product liability and errors & omissions run-off insurance coverage for a period of seven years as is customary for companies in similar businesses and stages, covering their legal liability for the products and the services provided, delivered or manufactured prior to the Closing.

6.12  Covenants Relating To Conduct Of Business. During the period from the date of this Agreement to the Effective Time, each of Parent, Merger Sub and Cellvine shall conduct its business only in the ordinary course and consistent with prudent and past business practice, except for transactions contemplated hereunder, or with the prior written consent of the other parties, which consent will not be unreasonably withheld; and confer on a reasonable basis with each other regarding operational matters and other matters related to the Merger.

6.13  Access to Parent and Merger Sub. During the period from the date of this Agreement to the Effective Time, Parent shall afford to Cellvine and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Parent to all properties, books, records, contracts and documents of Parent and Merger Sub, and an opportunity to make such investigations as they shall reasonably desire to make of Parent and Merger Sub; and Parent shall furnish or cause to be furnished to Cellvine and its authorized representatives all such information with respect to the business and affairs of Parent and Merger Sub as Cellvine and its authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel of Parent Merger Sub available for consultation and permit access to other third parties as reasonably requested by Cellvine for verification of any information so obtained.

6.14  Access to Cellvine. During the period from the date of this Agreement to the Effective Time, Cellvine shall afford to Parent and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Cellvine and to all properties, books, records, contracts and documents of Cellvine, and an opportunity to make such investigations as it shall reasonably desire to make of Cellvine; and Cellvine shall furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the business and affairs of Cellvine as Parent and its authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel of Cellvine available for consultation and permit access to other third parties as reasonably requested by Parent for verification of any information so obtained.

6.15  Confidentiality. Each of Parent and Cellvine acknowledges and agrees that any information received pursuant to Section 6.13, and/or Section 6.14 shall be subject to the terms relating to confidentiality set forth in the Letter of Intent between the parties hereto described on Schedule 6.15 (the “Confidentiality Agreement”).

6.16  Parent Information Statement and Parent Shareholder Action By Written Consent.

(a)  Promptly after the execution of this Agreement, Parent shall file an information statement on Schedule 14C and take all other action necessary under all applicable legal requirements and the requirements of the SEC and the Eligible Market, if any, in order to effect a written action by consent by the shareholders holding a majority of Parent Shares entitled to vote thereon to approve the (i) Merger, (ii) Financing, (iii) Parent reverse-split, (iv) name change of Parent to a name including “Cellvine” or such other name as Cellvine determines and (v) election of the Director Nominees as directors (effective immediately after the Closing), (vi) the Parent Incentive Compensation Plan and (vii) such other resolutions and amendments to Parent’s corporate documents as are required to effect those transactions and generally this Agreement and the transactions contemplated hereby. Subject to its fiduciary obligations, the Board of Directors of Parent shall advise Parent’s shareholders of its conclusion that this Agreement is advisable, fair and in the best interest of Parent and its shareholders. As soon after Closing as reasonably practicable, Parent shall list Parent Shares on AMEX, and shall pay such fees and file such documents as are customary in seeking such listing. Parent shall timely provide copies of all communications to and from the Eligible Market to Cellvine.

(b)  At least 10 days prior to the anticipated Closing, Parent shall file a Schedule 14f-1 with the SEC and send a Schedule 14f-1 to Parent Shareholders.

6.17  Prohibited Actions Pending Closing. Except as provided in this Agreement or as disclosed in the Schedule of Exceptions or to the extent Parent and Cellvine shall otherwise consent in writing, during the period from the date of this Agreement to the Effective Time, none of Parent, Merger Sub or Cellvine shall:

(a)  create any Lien on any of its properties or assets, whether tangible or intangible, other than (i) Permitted Liens and (ii) Liens that will be released at or prior to, or in connection with the Closing;

(b)  sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any its material assets or cancel any Indebtedness owed to it;

(c)  change any method of accounting or accounting practice used by it, other than such changes required by applicable GAAP or changes required to reconcile Israeli GAAP and GAAP;

(d)  issue or sell any shares of the capital stock of, or other equity interests in it, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests or such securities other than (i) upon exercise or conversion of outstanding options, warrants or convertible securities outstanding as of the date hereof, (ii) the Financing, (iii) a private placement of up to $400,000 of Parent Common Stock to accredited investors under U.S. securities Laws, (iv) in connection with any financing of Cellvine or (v) to Cellvine’s founders, employees and advisors;

(e)  except as provided on Schedule 6.17(e) and required by Section 7.3(f), amend or otherwise change its Articles or charter documents, as the case may be, or other governing documents;

(f)  declare, set aside or pay any dividend or distribution with respect to any share of its capital stock or declare or effectuate a stock dividend, stock split or similar event;

(g)  issue any note, bond, or other debt security or create, incur, assume, or guarantee any Indebtedness for borrowed money or capitalized lease obligation;

(h)  make any equity investment in, make any loan to, or acquire the securities or assets of any other person or entity;

(i)  enter into any new or additional agreements or materially modify any existing agreements relating to the employment of any officer or director or any written agreements of any of its employees, except as to indemnification of officers and directors, otherwise in the ordinary course of business and as required by Sections 6.18 and 7.3(g);

(j)  except as provided on Schedule 6.17(j), make any payments out of the ordinary course of business to any of its officers, directors, employees or shareholders;

(k)  pay, discharge, satisfy or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business or as contemplated by this Agreement;

(l)  sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any Intellectual Property;

(m)  agree in writing or otherwise take any action that would, or would reasonably be expected to, prevent, impair or materially delay the ability of Parent or Cellvine as the case may be, to consummate the transactions contemplated by this Agreement;

(n)  form or acquire any subsidiaries except for the Merger Sub; or

(o)  agree to take any of the actions specified in this Section 6.17.

6.18  Termination and Execution of Employment Agreements. Parent shall cause existing employment agreements to be terminated, including employment agreements with the employees listed on Schedule 6.18 hereto, and shall enter into Employment Agreements, substantially in the form of Exhibit E, with the employees listed on Schedule 7.3(g).

6.19  Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to Closing to be satisfied by it and to consummate and make effective the transactions contemplated by this Agreement and make effective, in the most expeditious manner practicable, including, using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.

6.20  Lock-up Agreements.

(a)  Cellvine shall cause the Persons set forth on Schedule 6.20(a) to deliver to Parent an executed lock-up letter agreement substantially in the form of Exhibit B hereto prior to the Effective Time (the “Cellvine Lock-up Agreements”).

(b)  Parent shall cause the Persons set forth on Schedule 6.20(b), each director and executive officer after the Closing to deliver to Cellvine an executed lock-up letter agreement substantially in the form of Exhibit C hereto prior to the Merger (the “Parent Lock-up Agreements”).

6.21  Parent Liabilities. Parent shall take all necessary action to ensure that any and all Indebtedness and monetary Liabilities of any kind or nature, excluding Financing Liabilities and including Liabilities for all professional fees, of Parent and Merger Sub do not exceed $300,000, in the aggregate.

6.22  Rights to Parent Securities. Except as provided under this Agreement, Parent shall cause the termination of any and all preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights held by Parent Securityholders or any other Person to purchase or acquire from Parent or Merger Sub any of Parent’s or Merger Sub’s authorized and unissued capital stock. Except as contemplated by this Agreement, Parent shall cause the termination of (i) any rights to have Parent’s or Merger Sub’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction, (ii) any agreements relating to the voting of Parent’s voting securities and (iii) any restrictions on the transfer of Parent’s capital stock or other equity securities, other than those arising under applicable securities Laws.

6.23  Internal Controls. Parent will correct any weaknesses, defects or deficiencies in its internal controls and disclosure controls, including but not limited to, weaknesses, defects or deficiencies in internal controls and disclosure controls identified in Parent SEC Reports.

6.24  Notices and Consents. Each of Parent and Cellvine will give any notices to third parties, and will use their commercially reasonable efforts to obtain any third party consents referred to in the Schedule of Exceptions delivered by it hereunder.

6.25  No Additional Representations or Warranties. Each of Parent, Merger Sub and Cellvine acknowledge that the others have not made any representation, warranty or covenant, express or implied, as to the accuracy or completeness of any information regarding any of them, except as expressly set forth in this Agreement or the Schedule of Exceptions. SUBJECT TO ANY RIGHTS ANY PARTY MAY HAVE UNDER LAW OR EQUITY WITH RESPECT TO FRAUD OR WILLFUL CONCEALMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW, IN EQUITY, OR OTHERWISE, IN RESPECT OF PARENT, MERGER SUB, OR CELLVINE, AS APPLICABLE, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH SUCH PARTY EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE VII
CONDITIONS PRECEDENT TO THE CLOSING

7.1  Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:

(a)  Shareholder Approvals. The Merger shall have been duly approved by the requisite vote of the outstanding Cellvine Shares entitled to vote thereon in accordance with Israeli Law (the “Israeli Company Shareholder Approvals”). In addition, this Agreement, including the Financing and contemplated Parent reverse-split, shall have been approved by a written consent of the shareholders holding a majority of Parent Shares entitled to vote thereon in accordance with Section 6.16 hereof, of which notice has been given in accordance with DGCL and other applicable Delaware and federal Law. In the event their respective shareholders, including by class voting, do not approve the Merger and the transactions contemplated herein, Cellvine and Parent shall have no Liability to each other.

(b)  Governmental Authorities’ Approvals. All Governmental Authorities’ approvals, required to consummate the Merger, if any, shall have been obtained, including, but not limited to, the approval of the Restrictive Trade Practices Commissioner (if required) pursuant to Section 6.6(a) hereof.

(c)  No Injunctions or Restraints. No restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Merger shall be in effect.

(d)  Completion of Financing. The Subscription Agreements in a form satisfactory to Cellvine and cash proceeds of the Financing shall have been delivered to the Parent.

Without limiting the foregoing conditions precedent to Closing, the issuance by the Registrar of the Certificate of Merger is a condition subsequent to Closing for the completion and effectiveness of the Merger.

7.2  Conditions Precedent to Obligations of Parent and Merger Sub. Parent and Merger Sub’s obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver of each condition precedent listed below.

(a)  Representations and Warranties. As of the Closing, each representation and warranty set forth in Article IV shall be accurate and complete in all material respects, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (iii) to the extent that modifications to the applicable Schedules of Exceptions have been accepted as provided in the definitions of “Schedule of Exceptions”.

(b)  Lock-up Agreements. Parent shall have received executed copies of the Cellvine Lock-up Agreements.

(c)  Performance of Obligations of Cellvine. Cellvine shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, including, but not limited to, the obligations under Article VI hereof.

(d)  Third-Party Consents. Cellvine shall have procured all of the third-party consents required under this Agreement and set forth on Schedule 7.2(d), if any.

(e)  Cellvine Officer’s Certificate. Parent and Merger Sub shall have received a certificate of Cellvine signed by the chief executive officer of Cellvine certifying the matters set forth in Section 7.2(a) and Section 7.2(c) with respect to Cellvine.

(f)  Cellvine Secretary’s Certificate. The duly authorized Secretary of Cellvine shall have delivered to Parent certified copies of the Cellvine Articles and resolutions adopted by its board of directors and shareholders of each class entitled to vote authorizing the Merger and the transactions contemplated hereby.

(g)  Other Documents. Parent shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement including in connection with the Financing, and shall have been provided with such other documents as it shall have reasonably requested from Cellvine.

(h)  No Material Adverse Effect. No event or condition resulting in or which is reasonably expected to result in a Material Adverse Effect on any of the other parties to this Agreement (such party taken as a whole) shall have occurred.

(i)  Retention of Parent Employees. Parent shall have entered into an employment agreement, substantially in the form attached hereto as Exhibit E, with each of the employees of Parent set forth on Schedule 7.3(g).

7.3  Conditions Precedent to Obligations of Cellvine. Cellvine obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver of each condition precedent listed below.

(a)  Representations and Warranties. As of the Closing, each representation and warranty set forth in Article V shall be accurate and complete in all material respects, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (iii) to the extent that modifications to the applicable Schedule of Exceptions have been accepted as provided in the definition of “Schedule of Exceptions”.

(b)  Lock-up Agreements. Cellvine shall have received executed copies of the Parent Lock-up Agreements.

(c)  Third-Party Consents. Parent shall have procured all of the third-party consents set forth on Schedule 7.3(c), if any.

(d)  Performance of Obligations of Parent and Merger Sub.

(i)  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, including, but not limited to, the obligations under Article VI hereof.

(ii)  Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(e)  Parent and Merger Sub Officer’s Certificate. Cellvine shall have received a certificate of Parent signed by the chief executive officer of Parent certifying the matters set forth in Section 7.3(a), and 7.3(d)(i) and with respect to Parent and Merger Sub.

(f)  Parent and Merger Sub Secretary’s Certificate. The duly authorized secretary of Parent and a director of Merger Sub shall have delivered to Cellvine, certified copies of the Parent Certificate, the Parent By-laws, the Merger Sub Articles and resolutions adopted by Parent’s board of directors on behalf of Parent and as the sole shareholder of Merger Sub authorizing the Merger and the transactions contemplated hereby. The certified copy of the Parent Certificate must authorize a sufficient number of shares of Parent Common Stock to consummate the transaction contemplated herein, including but not limited to the Merger and Financing. The certified copy of the Parent By-laws to be delivered hereunder must be in the form of new by-laws identical to those set forth on Exhibit F.

(g)  Parent Employment Agreements. Cellvine shall have received termination agreements terminating existing employment agreements with the individuals listed on Schedule 6.18 and satisfactory evidence that Parent has determined that any consideration granted to the individuals listed on Schedule 6.18 in exchange for the termination of their existing employment agreements is fair and in the best interests of Parent and Parent Securityholders. There shall be no pending or, to Parent’s knowledge, threatened dispute involving the individuals listed on Schedule 6.18 and Parent or Parent Securityholders. Cellvine shall have received fully executed Employment Agreements from all individuals listed on Schedule 7.3(g). Parent and its subsidiaries shall not be party to any other employment, consulting or compensatory agreements.

(h)  Other Documents. Cellvine shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement, including in connection with the Financing, and shall have been provided with such other documents as it shall have reasonably requested from Parent.

(i)  Cellvine Israeli Income Tax Ruling. Cellvine shall have obtained its Israeli Income Tax Ruling.

(j)  Cellvine OCS and Investment Center Approvals. Cellvine shall have complied with Section 6.6 and shall have received any approvals required thereunder, if any.

(k)  Resignations. The persons set forth on Schedule 7.3(k) shall have either (i) resigned or (ii) been removed from their positions as officers and directors of Parent, Cellvine, and the Merger Sub, as determined by Cellvine, and shall have been replaced by the Director Nominees.

(l)  Parent Employee Benefit Plans. Parent shall have complied with Section 5.21.

(m)  No Material Adverse Effect. No event or condition resulting in or which is reasonably expected to result in a Material Adverse Effect on any of the other parties to this Agreement (such party taken as a whole) shall have occurred.

(n)  Parent Liabilities. All outstanding Indebtedness and liabilities of Parent shall have been converted into Parent Common Stock, except for the Indebtedness and liabilities set forth on Schedule 7.3(n), which shall not exceed $300,000 at the Closing. At Closing, Parent shall have paid all amounts necessary to discharge all tax Liens imposed by Governmental Authorities. Parent shall have delivered to Cellvine an itemized list of expenses and fees incurred directly and solely in connection with the Financing and SEC filings required to be filed by Parent directly and solely as a result of the Financing (the “Financing Liabilities”). For the avoidance of doubt, for the purpose of calculating the outstanding Indebtedness and liabilities of Parent, Financing Liabilities shall not be included.

(o)  Parent Shareholder Approvals. All items to be approved by shareholders of Parent pursuant to Section 6.16 shall have been approved and Parent shall have filed any documents necessary to effect such approvals. Prior to the date of such shareholder approvals, all filings required by Section 13 and Section 16 of the Exchange Act to have been made by Parent Securityholders, officers and directors prior to the date thereof shall have been made and be current.

(p)  Schedule 14f-1 Filing. At least 10 days prior to Closing, Parent shall file a Schedule 14f-1 with the SEC and send a Schedule 14f-1 to Parent Shareholders.

(q)  No Anti-Dilution, Registration or Pre-emptive Rights. Except as provided under this Agreement, Parent shall have terminated any and all preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights held by Parent Securityholders or any other Person to purchase or acquire from Parent or Merger Sub any of Parent’s or Merger Sub’s authorized and unissued capital stock. Except as contemplated by this Agreement, Parent shall have terminated (i) any rights to have Parent’s or Merger Sub’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction or (ii) any agreements relating to the voting of Parent’s voting securities and (iii) any restrictions on the transfer of Parent’s capital stock or other equity securities, other than those arising under applicable securities Laws. Any of the foregoing rights, restrictions and agreements existing as of the date hereof or immediately prior to Closing are set forth on Schedule 7.3(q).

(r)  Securities. At the date of Closing, all representations made by Parent in Section 5.8 of this Agreement are accurate and complete. Cellvine shall be satisfied with the ability of Parent (after giving effect to the Merger) to be listed on the AMEX, as Cellvine determines in its sole reasonable discretion.

7.4  Post-Closing Events. At Closing, all documents delivered by the Parties at Closing shall be deposited in escrow (the “Closing Escrow”) pending the receipt from the Companies Registrar of the Certificate of Merger. Cellvine shall deliver the Certificate of Merger to the Closing Escrow Agent, at which time all Transaction Documents shall be released to the respective parties in accordance with the terms of this Agreement and the Letters of Transmittal shall be distributed in accordance herewith.

7.5  Waiver of Conditions. Any condition to a party’s obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing may be waived by that party with the consent of the board of directors of that party, without the need for further corporate consent or approval.

ARTICLE VIII
TERMINATION

8.1  Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the shareholders of Cellvine, Merger Sub, and, if applicable, Parent, in the following manner:

(a)  By mutual written consent of Parent and Cellvine;

(b)  By Parent at any time prior to the Effective Time in the event Cellvine has breached any material representation, warranty, or covenant made by it in this Agreement in any material respect, Parent has notified such party in writing of the breach and the breach has continued without cure (i) for a period of 30 days after such notice of breach, or (ii) at the End Date, whichever shall be the earliest;

(c)  By Cellvine at any time prior to the Effective Time in the event Parent or Merger Sub has breached any material representation, warranty, or covenant made by it in this Agreement in any material respect, Cellvine has notified such party in writing of the breach and the breach has continued without cure (i) for a period of 30 days after such notice of breach, or (ii) at the End Date, whichever shall be the earliest;

(d)  By either Cellvine or Parent, if the Effective Time shall not have occurred on or before the End Date; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date; or

(e)  By either Cellvine or Parent, if any restraining order, injunction, legal restraint, prohibition or other judgment has been issued by any court of competent jurisdiction that has the effect of preventing the consummation of the Merger and such restraint, injunction or prohibition has become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the restraining order, injunction, legal restraint, prohibition or other judgment to have been issued by any court of competent jurisdiction.

8.2  Liability. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall terminate and there shall be no other liability on the part of Cellvine or Parent to any other party except for (i) liability arising from any breach of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity and (ii) liability arising from any breach of the provisions of the Confidentiality Agreement, Section 6.1, this Section 8.2, and Article X, which provisions shall survive such termination.

ARTICLE IX
INDEMNIFICATION

9.1  Survival. The representations and warranties of Parent, Merger Sub, and Cellvine contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing, and for a period of 12 months following the Closing.

9.2  Indemnification.

(a)  Parent hereby agrees to indemnify and hold harmless Cellvine and, as applicable, its officers, directors, shareholders, agents and representatives from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) (“Losses”) due to or arising out of a material breach of any representation, warranty or covenant provided by Parent or Merger Sub hereunder.

(b)  Cellvine hereby agrees to indemnify and hold harmless Parent and, as applicable, its respective officers, managers, directors, shareholders, members, agents and representatives from and against any and all Losses due to or arising out a material breach of any representation, warranty or covenant provided by Cellvine hereunder.

9.3  Holdback; Limitation of Liability. As security for the Parties’ respective indemnification obligations hereunder, Parent shall hold back (the “Holdback”) ten percent (10.0%) of the Parent Shares to be issued to each Cellvine Shareholder in connection with the Merger (the “Cellvine Escrowed Securities”) pursuant to the terms of Article III hereof and this Article IX. The Escrowed Securities shall be held in escrow pursuant to an escrow agreement in the form attached hereto as Exhibit D (the “Escrow Agreement”) and released in accordance with the terms thereof on the date that is 364 days after the Closing Date, except with respect to a number of such Cellvine Escrowed Securities, as applicable, reasonably determined to be necessary to satisfy any written claim made pursuant to this Article IX prior to such release date, which securities shall be held pursuant to the terms hereof until such claim is fully and finally resolved. Parent shall offset Losses for which Cellvine is obligated to provide indemnification hereunder against the Cellvine Escrowed Securities on a pro rata basis based on the number of such securities (calculated on a fully diluted basis) issued to each holder thereof and held in such escrow, and the aggregate number of Cellvine Escrowed Securities subject to such offset shall be determined by dividing the amount of such indemnifiable losses, as fully and finally determined to be due, by the average closing price per Parent Share on the Eligible Market or other applicable exchange, as applicable, for the ten-day trading period ending on the day prior to such offset. Notwithstanding anything else in this Agreement to the contrary, in no event shall Cellvine have any liability of any kind or nature under this Agreement or any applicable Law to any parties or third party beneficiaries hereunder other than pursuant to the Holdback and the indemnification obligations of such Persons shall be limited to the Holdback. Accordingly, if any indemnitee incurs Losses that exceed the value of the Cellvine Escrowed Securities (as determined pursuant to this section), with respect to which it seeks indemnification hereunder neither Cellvine, Cellvine Affiliates nor any of their respective shareholders, executives, employees or agents, shall be liable for such portion of the Losses that exceeds the value of the Cellvine Escrowed Securities.

9.4  Satisfaction of Parent Indemnification. If Parent shall be liable for indemnification under Section 9.2(a), Parent shall satisfy such indemnification by issuing additional Parent Shares on a pro rata basis to the holders of Cellvine Securities, calculated on a pro rata basis based on the number of Parent Shares, Parent Assumed Options and Parent Warrants (calculated on a fully diluted basis) issued to each holder of Cellvine Securities, as applicable. The aggregate number of Parent Shares to be issued to satisfy such indemnification obligation shall be determined by dividing the amount of such indemnifiable losses as fully and finally determined to be due, by the average closing price per Parent Share on the Eligible Market or other applicable exchange for the ten-day period ending on the day prior to satisfaction of such indemnification obligation. Notwithstanding anything else in this Agreement to the contrary, in no event will Parent by liable to any Parties or third party beneficiaries hereunder for any amount which exceeds, in the aggregate, twenty-five percent (25%) of the Parent Shares, Parent Assumed Options and Parent Assumed Warrants issued hereunder (the “Parent Liability Limitation”), provided that there shall be no Parent Liability Limitation for claims relating to the capitalization of Parent, any rights of Parent Securityholders or any breach or violation of Sections 5.4, 5.7, 5.8 or 5.19.

9.5  Sole Remedy; Limitation of Damages; Basket. The indemnification set forth in this Article IX shall be the sole remedy of the parties with respect to breaches of representations and warranties hereunder and any claim arising our of or relating to this Agreement and the transactions contemplated hereby. In no event shall any party be entitled to punitive, exemplary, special, incidental or consequential damages or the like for any breach of any term hereunder. No Party hereto shall be required to make an indemnification payment to an indemnitee pursuant to this Article IX until such time as the total amount of Losses that have been incurred or suffered by one or more of the indemnitees hereunder exceeds $50,000; if the total amount of such Losses exceeds $50,000, the indemnitee(s) shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Losses, and not merely for the portion of such Losses exceeding $50,000.

9.6  Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Losses or other remedy based upon breach of representations, warranties, or covenants will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, or covenant.

ARTICLE X
MISCELLANEOUS

10.1  Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. None of the parties to this Agreement may assign or otherwise transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other parties.

10.2  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

10.3  Facsimile. A facsimile, scanned or e-mailed copy of an original written signature shall be deemed to have the same effect as an original written signature.

10.4  Captions and Headings. The captions and headings contained in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.5  Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given: (i) when hand delivered to the other party; (ii) upon receipt, when sent by facsimile to the number set forth below or emailed to the address set forth below; or (iii) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed. Each person making a communication hereunder by facsimile or email will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or email pursuant hereto. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 10.5, by giving the other parties written notice of the new address in the manner set forth above.

If to Parent:	Wi-Tron, Inc. 59 La Grange Street Raritan, New Jersey 08869 Attn: Tarlochan Bains Tel.: 908.253.6870 Fax: 908.253.6875

with a copy to:	Eilenberg Krause & Paul LLP 11 East 44th Street, 19th Floor New York, New York 10017 Attn : Wesley J. Paul, Esq. wpaul@ezlaw.com Tel.: 212.986.9700 Fax: 212.986.2399
If to Cellvine:	Cellvine Ltd. 6 Yoni Netanyahu Street POB 575 Or Yehuda Or Yehuda 60376, Israel Attn: Yoni Schiff, CEO Tel.: +972.3.6348881 Fax: +972.3.6348882
with a copy to:	Tadmor & Co. 17 Ha’arba’a Street The Millennium Tower Tel Aviv 64739, Israel Attn: Yoel Neeman, Adv. yoel@tadmor.com Tel.: +972.3.684.6000 Fax: +972.3.684.6001
with a copy to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 Attn: Robert L. Grossman, Esq. grossmanb@gtlaw.com Tel: 305.579.0756 Fax: 305.961.5756

10.6  Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of Parent and Cellvine until the Effective Time. Thereafter, such action shall be taken only with the written consent of a majority in interest of the pre-Closing shareholders of each of Parent and Cellvine, but only to the extent permitted by Israeli Law, for Cellvine and Delaware Law and the Eligible Market for Parent. The observance of any term of this Agreement may be waived, either generally or in a particular instance and either retroactively or prospectively, at any time by the party or parties hereto entitled to the benefit thereof.

10.7  Enforceability; Severability. The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable Law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

10.8  Governing Law. All matters relating to the Merger shall be governed by Israeli Law. This Agreement shall otherwise be construed in accordance with, and governed in all respects by, the Laws of Delaware.

10.9  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.10  No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement, except that the Cellvine Shareholders, Parent Shareholders and holders of other Cellvine securities and Parent securities, are third party beneficiaries with respect to the provisions set forth in Sections 9.2(a) and 9.4 of this Agreement.

10.11  Entire Agreement. This Agreement and the Confidentiality Agreement, and all schedules and exhibits hereto and thereto constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

10.12  Delays or Omissions. No delay or omission to exercise any right power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. Except as otherwise set forth herein, all remedies, either under this Agreement or by Law or otherwise afforded to any party, will be cumulative and not alternative.

10.13  Expenses. If the Merger is not consummated, each party shall bear and pay all of the legal, accounting and other costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.

10.14  Schedules, Exhibits and Schedule of Exceptions. The Exhibits and Schedules, including the Schedule of Exceptions, annexed hereto and referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

[Signatures begin on next page.]

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the day, month and year first above written.

Cellvine, Ltd,
an Israeli company

By:
Name: Yoni Schif
Title: Chief Executive Officer

Wi-Tron, Inc.
a Delaware corporation

By:
Name:
Title:

Wi-Tron Acquisition Ltd,
an Israeli company

By:
Name:
Title